Exhibit 99.1
Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963
Eureka Financial Corp.
Pittsburgh, Pennsylvania
Conversion Valuation Appraisal Report
Valued as of September 15, 2010
Prepared By
Feldman Financial Advisors, Inc.
Washington, D.C.

Feldman Financial Advisors, Inc.

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Feldman Financial Advisors, Inc.
LIST OF TABLES

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Feldman Financial Advisors, Inc.
INTRODUCTION
     At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of the common stock to be issued (the “Stock Offering”) by newly formed Eureka Financial Corp. (“Eureka Financial” or the “Company”), Pittsburgh, Pennsylvania, as of September 15, 2010, in connection with the mutual-to-stock conversion of Eureka Bancorp, MHC (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 57.9% in the existing Eureka Financial Corp. (“Mid-Tier”), the mid-tier holding company for Eureka Bank (the “Bank”). Public stockholders own the remainder of the Mid-Tier’s shares (42.1%). The Mid-tier owns a 100% interest in the common stock of the Bank. At the conclusion of the conversion, the existing Eureka Financial Corp. and the MHC will no longer exist. As part of the conversion, the Company is offering for sale common stock representing the majority ownership interest in the existing Eureka Financial Corp. currently held by the MHC in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of the existing Eureka Financial Corp. shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders will receive new shares of common stock (adjusted for an exchange ratio) of the Company in exchange for their existing shares. This Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”).

Feldman Financial Advisors, Inc.
     In the course of preparing the Appraisal, we reviewed and discussed with the Company’s management and the Company’s independent accountants, ParenteBeard, LLC, the audited financial statements of the Company’s operations for the years ended September 30, 2008 and 2009 and unaudited financials for the three-month and nine month periods ended June 30, 2010. We also reviewed and discussed with management other financial matters of the Bank.
     Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Company’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Company operates and assessed the Company’s relative strengths and weaknesses.
     We examined and compared the Company’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Stock Offering on the Company’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Company.
     In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company and its independent accountants. We did not independently verify the financial statements and other information provided by the Company and its independent accountants, nor did we

Feldman Financial Advisors, Inc.
independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.
     Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.
     The valuation reported herein will be updated as appropriate. Future updates will consider, among other factors, any developments or changes in the Company’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the Stock Offering valuation of the Company, appropriate adjustments to the estimated pro forma market value may be made. The reasons for any such adjustments will be explained in detail at that time.

Feldman Financial Advisors, Inc.
I. BUSINESS OF EUREKA FINANCIAL CORP.
General Overview
     Eureka Financial Corp. is a newly formed Maryland corporation incorporated to be the successor corporation to the existing Eureka Financial Corp. and Eureka Bancorp MHC upon completion of the conversion. Eureka Financial will own all of the outstanding shares of common stock of Eureka Bank upon completion of the conversion. Currently, the Mid-Tier stock holding company, the existing Eureka Financial Corp. formed in March 2003, owns all of the capital stock of the Bank. The Mid-Tier holding company is 57.9% owned by Eureka Bancorp, MHC and 42.1% owned by public shareholders. After the conversion, the MHC and the Mid-Tier will no longer exist. In addition, as part of the conversion, existing public stockholders of the Mid-Tier will receive new shares of common stock in Eureka Financial in exchange for their existing shares of common stock. Eureka Financial’s executive offices are located at 3455 Forbes Avenue, Pittsburgh, Pennsylvania 15213.
     Eureka Bank is a federally chartered savings bank headquartered in Pittsburgh, Pennsylvania. The Bank was founded in 1886 as Eureka Savings Fund and Loan Association. In 1946, the Bank changed its name to Eureka Federal Savings & Loan Association and became a member of the Federal Home Loan Bank system. On July 13, 1998, the name of the Bank was changed to Eureka Bank. In January 1999, Eureka Bank reorganized into a stock savings bank with a mutual holding company structure and sold a minority interest in Eureka Bank common stock to depositors and a former employee stock ownership plan in a subscription offering. The majority of Eureka Bank’s shares were issued to Eureka Bancorp, MHC, a mutual holding company organized under federal law. In 2003, the existing Eureka Financial Corp. was

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established as a mid-tier holding company for Eureka Bank and all of the outstanding shares of Eureka Bank common stock were exchanged for shares of Eureka Financial Corp. As a mutual holding company, Eureka Bancorp, MHC does not have any shareholders, does not hold any significant assets other than the common stock of the existing Eureka Financial Corp., and does not engage in any significant business activity. The Bank currently operates two retail-banking locations and three automated teller machines (and is a member of the FREEDOM ATM ALLIANCE) in Pittsburgh, Pennsylvania. The Office of Thrift Supervision and the Federal Deposit Insurance Corporation regulate the Bank. At June 30, 2010, the Company had total assets of $124.8 million, deposits of $107.7 million and equity capital of $14.0 million.
The Bank’s primary lines of business are:
•	Retail Lending. The Bank offers one-to-four-family mortgage loans for owner-occupied and non-owner occupied residences, home equity loans, and consumer loans primarily through its community banking offices.

•	Commercial Lending. The Bank offers multi-family and commercial real estate loans and commercial leases and lines of credit for property owners and businesses in its market area.

•	Deposit Products and Services. The Bank offers offer a full range of traditional deposit products for consumers and businesses, such as checking accounts, savings accounts, money market accounts, retirement accounts, and certificates of deposit. The Bank also provides features such as direct deposit, ATM and check card services.
     The Bank faces strong competition in its primary market area for the attraction of retail deposits and the origination of loans. Pittsburgh, Pennsylvania is home to PNC Financial and has many other large regional financial institutions with significant operations in the area. In addition, there are many other community banks that Eureka competes with on a daily basis. Allegheny County, the county where Pittsburgh is located, had 30 financial institutions operating 459 branches and $53.0 billion of deposits at June 30, 2009.

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     The Bank’s most direct competition for depositors has historically come from locally owned and out-of-state commercial banks and thrift institutions operating in the Bank’s primary market area. The number of such competitor locations has increased significantly in recent years. Competition for loans also comes from these same banks and thrifts in addition to mortgage bankers and brokers. The ability of the Company to compete successfully is a significant factor affecting growth potential and profitability.
     The Company’s primary reasons for converting to the stock holding company structure and raising additional capital through the offering are:
•	recently enacted financial regulatory reform legislation will result in changes to the primary bank regulator and holding company regulator, as well as changes in regulations applicable to the Company, which may include changes in capital requirements, payment of dividends and conversion to full stock form. While it is impossible to predict the ultimate effect of the reform legislation, the reorganization may eliminate some of the uncertainties associated with the legislation, and better position the Company to meet all future regulatory capital requirements;

•	to increase the Bank’s capital base to support continued lending and operational growth;

•	to provide a more liquid and active market than currently exists for the Company’s common stock;

•	to provide greater flexibility to access the capital markets and to take advantage of growth opportunities through acquisition, should an opportunity arise;

•	to use the additional capital for other general corporate purposes.
     The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix.

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Exhibit II-1 summarizes the Company’s consolidated balance sheets as of the years ended September 30, 2008 and 2009 and the nine-month period ended June 30, 2010. Exhibit II-2 presents the Company’s consolidated income statements for the years ended September 30, 2008 and 2009 and the nine-month periods ended June 30, 2009 and 2010.

Feldman Financial Advisors, Inc.
Financial Condition
     Table 1 presents selected data concerning the Company’s financial position as of June 30, 2010 and September 30, 2008 and 2009 while Table 2 illustrates selected income statement data for the nine-month periods ended June 30, 2009 and 2010 and for the years ended September 30, 2008 and 2009. Table 3 details selected financial performance data for the nine-month periods ended June 30, 2009 and 2010 and for the years ended September 30, 2008 to 2009. As shown in Tables 2 and 3, net income and the resulting returns on average assets and average equity were skewed upward for the nine months ended June 30, 2009 and fiscal year ended September 30, 2009 due to a $2.7 million deferred tax benefit recognized in fiscal 2009 resulting from losses on Fannie Mae and Freddie Mac securities in a prior year.
Table 1
Selected Financial Condition Data
As of June 30, 2010 and September 30, 2008 and 2009

	At June 30,	At Sept. 30,
	2010	2009	2008
	(in thousands)
Balance Sheet Data:
Total assets	$124,828	$108,791	$93,974
Cash and cash equivalents	12,542	5,418	3,203
Investment securities, available-for-sale	159	641	593
Investment securities, held-to-maturity	7,545	3,053	3,939
Total loans receivable, net	96,297	94,490	82,651
Deposits	107,664	91,774	80,229
FHLB advances	1,000	2,000	2,000
Other borrowed funds	0	0	0
Shareholders’ equity	14,043	13,804	10,622
Source: Eureka Financial Corp. preliminary prospectus.

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Table 2
Selected Income Statement Information
For the Nine Months Ended June 30, 2009 and 2010 and
For the Years Ended September 30, 2008 and 2009

	For the Nine Months
	Ended		For the Year Ended
	June 30,		September 30,
	2010	2009	2009	2008
	(Dollars in thousands, except for per share amounts)

Operating Data:
Total interest income	$4,616	$4,473	$5,989	6,075
Total interest expense	1,556	1,840	2,391	2,897

Net interest income	3,060	2,633	3,598	3,178
Provision (credit for loan losses	40	60	128	170

Net interest after provision for loan losses	3,020	2,573	3,470	3,008
Non-interest income	52	57	76	(7,675)
Non-interest expense	1,936	1,873	2,575	2,502

Income (loss) before income taxes	1,136	757	971	(7,169)
Income tax expense (benefit)	400	(2,452)	(2,421)	65

Net income (loss)	$736	$3,209	$3,392	$(7,234)

Earnings (loss) per share:
Basic	$0.58	$2.57	$2.71	$(5.84)

Diluted	$0.58	$2.56	$2.71	$(5.84)

Source: Eureka Financial Corp. preliminary prospectus.

Feldman Financial Advisors, Inc.
Table 3
Selected Financial and Performance Ratios
As of or For the Nine Months Ended June 30, 2009 and 2010 and
the Years Ended September 30, 2008 and 2009

	At or for the		At or for the Year
	Nine Months Ended		Ended
	June 30,		September 30,
	2010	2009	2009	2008

Financial Ratios and Other Data (1):
Return on average assets (2)	0.83%	4.02%	3.17%	(7.24)%
Return on average equity (3)	7.03%	32.01%	25.24%	(40.68)%
Net interest rate spread (4)	3.34%	3.19%	3.33%	2.72%
Net interest margin (5)	3.59%	3.50%	3.56%	3.30%
Non-interest expense to average assets	2.15%	2.35%	2.41%	2.50%
Efficiency ratio	62.21%	69.63%	70.09%	76.09%
Average interest-earning assets to average interest-bearing liabilities	113.64%	112.36%	109.74%	119.20%
Nonperforming loans to total loans receivable	0.12%	0.20%	0.16%	0.38%
Nonperforming assets to total assets	0.09%	0.17%	0.14%	0.34%
Allowance for loan losses to net loans receivable	0.90%	0.84%	0.87%	0.91%
Allowance for loan losses to nonperforming loans	738.98%	415.22%	547.36%	236.84%
Average capital to average assets	11.74%	12.56%	12.57%	17.79%
Capital to total assets	11.25%	12.54%	12.69%	11.30%
Tier 1 capital (to adjusted assets)	11.10%	11.97%	12.62%	12.63%
Tier 1 capital (to risk-weighted assets)	16.68%	17.14%	18.01%	17.28%
Total risk-based capital (to risk-weighted assets)	17.73%	18.16%	19.19%	18.36%
Number of branch offices	2	2	2	2

(1)	Ratios are annualized where appropriate.

(2)	Represents net income divided by average total assets.

(3)	Represents net income divided by average equity.

(4)	Represents average yield on interest-earning assets less average cost of interest-bearing liabilities.

(5)	Represents net interest income as a percentage of average interest-earning assets.
Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Asset Composition
     The Company’s total assets experienced significant growth over the past 21 months, increasing by 15.8% during the fiscal period ended September 30, 2009 and 14.7% for the nine months ending June 30, 2010. Overall, total assets increased from $94.0 million at September 30, 2008 to $124.8 million at June 30, 2010 or 32.8% during the period. The asset expansion of approximately $30.9 million over this period occurred primarily due to increases in net loans and cash and investments. The loan portfolio increased from $82.7 million at September 30, 2008 to $96.3 million at June 30, 2010, an increase of $13.6 million. The ratio of loans to total assets decreased from 88.0% at September 30, 2008 to 77.1% at June 30, 2010 as cash and investment portfolios grew at a faster pace.
Comparison of Financial Condition at June 30, 2010 and September 30, 2009
     Total assets increased by $16.0 million, or 14.7%, to $124.8 million at June 30, 2010, from $108.8 million at September 30, 2009. Total liabilities increased by $15.8 million to $110.8 million at June 30, 2010, from $95.0 million at September 30, 2009. Total equity increased $0.2 million to $14.0 million at June 30, 2010, from $13.8 million at September 30, 2009.
     For the nine months ended June 30, 2010, cash and cash equivalents and investment securities represented the largest category of asset growth. Cash and cash equivalents increased $7.1 million or 131.5% from September 30, 2009 to June 30, 2010, as loan demand and quality investments could not fully utilize the funding resources generated by the deposit growth. The portfolio of investments held to maturity (primarily government agency debt) increased by approximately $4.5 million from $3.1 million at September 30, 2009 to $7.5 million at June 30, 2010.

Feldman Financial Advisors, Inc.
     The net loans receivable grew $1.8 million or 1.9%, to $96.3 million at June 30, 2010 from $94.5 million at September 30, 2009. The one-to-four family residential mortgage portfolio experienced the largest increase at $1.5 million, followed closely by the multi-family and commercial real estate loan portfolio experiencing a $1.2 million increase. Consumer loans increased slightly by approximately $200,000, while the commercial business loan portfolio (including leases) decreased by approximately $860,000. Total loan originations (net of repayments were $1.8 million for the nine months ended June 30, 2010.
     Deposits grew $15.9 million, or 17.3%, to $107.7 million at June 30, 2010 from $91.8 million at September 30, 2009. The certificate of deposit portfolio experienced the largest dollar growth, increasing from $55.2 million at September 30, 2009 to $63.9 million at June 30, 2010. Interest-bearing demand accounts increased $4.4 million from $16.7 million at September 30, 2009 to $21.1 million at June 30, 2010. Non-interest bearing checking accounts increased by approximately $1.5 million and savings accounts increased by $1.3 million. Advances from the Federal Home Loan Bank of Pittsburgh decreased to $1.0 million at June 30, 2010 from $2.0 million at September 30, 2009, as the Bank utilized funds from deposits inflows to repay borrowings as they matured.
     The increase in total equity was the result of net income of $736,000 for the nine months ended June 30, 2010 offset by a decrease in other comprehensive income approximating $260,000 and dividends paid approximating $239,000.

Feldman Financial Advisors, Inc.
Comparison of Financial Condition at September 30, 2009 and September 30, 2008
     Total assets increased by $14.8 million, or 15.8%, to $108.8 million at September 30, 2009, from $94.0 million at September 30, 2008. Total liabilities increased by $11.6 million to $95.0 million at September 30, 2009, from $83.3 million at September 30, 2008. Total equity increased $3.2 million to $13.8 million at September 30, 2009, from $10.6 million at September 30, 2008.
     For the year ended September 30, 2009, cash and cash equivalents and investment securities represented the smallest category of asset growth. Cash and cash equivalents increased $2.2 million from September 30, 2008 to September 30, 2009. The portfolio of investments held to maturity (primarily government agency debt) decreased by approximately $0.9 million from $3.9 million at September 30, 2008 to $3.0 million at September 30, 2009.
     The net loans receivable grew $11.8 million or 14.3%, to $94.5 million at September 30, 2009 from $82.7 million at September 30, 2008. The one-to-four family residential mortgage portfolio experienced the largest increase at $3.9 million, followed closely by the multi-family and commercial real estate loan portfolio experiencing a $3.7 million increase. The commercial business loan portfolio (including leases) increased by approximately $3.3 million and the consumer loans increased slightly by approximately $200,000. Loan originations (net of repayments) were $12 million for the year ended September 30, 2009.
     Deposits grew $11.5 million, or 14.3%, to $91.8 million at September 30, 2009 from $80.2 million at September 30, 2008. The portfolio of interest-bearing demand accounts increased from $13.6 million at September 30, 2008 to $16.7 million at September 30, 2009. Certificates of deposit increased by $5.1 million from $50.2 million at September 30, 2008 to

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$55.2 million at September 30, 2009. Savings accounts grew by approximately $1.5 million over this period and non-interest-bearing demand accounts increased by approximately $1.8 million. Advances from the Federal Home Loan Bank of Pittsburgh remained flat at $2.0 million, as no advances matured during this period.
     Stockholders’ equity increased by $3.2 million to $13.8 million at September 30, 2009 from $10.6 million at September 30, 2008. The increase in total equity was primarily the result of net income of $3.4 million (largely related to the recognition of tax benefits related to the losses on Fannie Mae and Freddie Mac securities) for the year ended September 30, 2009 and the issuance of shares of common stock upon the exercise of stock options. This increase was offset by dividends paid approximating $424,000.
     Table 4 and Exhibit II-3 analyze the composition of the loan portfolio by loan category at the dates indicated. Eureka primarily originates one- to four-family residential real estate loans, both for owner-occupied and non-owner-occupied properties. The bank is also active in the origination and purchase of multi-family residential loans and commercial real estate loans. In addition, the Bank regularly purchases commercial leases with shorter maturities than traditional one- to four-family residential loans from an unrelated third party. To a lesser extent, the Bank originates a limited amount of home equity loans and other consumer loans. Commercial real estate loans include loans on multi-family dwellings and loans on nonresidential property. Home equity loans include loans secured by the borrower’s primary residence. Typically, the property securing such loans is subject to a prior lien. Consumer loans consist of unsecured loans and personal loans and lines of credit secured by deposits held by Eureka. Commercial business loans consist primarily of commercial equipment leases and lines of credit on a secured and unsecured basis.

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Table 4
Loan Portfolio
As of June 30, 2010 and September 30, 2008 to 2009
(Dollars in Thousands)

			At September 30,
	At June 30, 2010		2009		2008
		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total
Real estate loans:
Residential mortgage (1-4 family)	$40,636	41.76%	$39,113	40.97%	$35,172	42.11%
Real estate construction	1,382	1.42%	1,552	1.63%	785	0.94%
Multi-family and commercial	33,203	34.12%	32,043	33.57%	28,326	33.91%

Total real estate loans	75,221	77.30%	72,708	76.17%	64,283	76.96%

Other loans:
Home equity and second mortgages	1,597	1.64%	1,753	1.84%	1,785	2.14%
Other consumer loans	769	0.79%	410	0.43%	202	0.24%
Commercial business loans	19,728	20.27%	20,588	21.57%	17,254	20.66%

Total other loans	22,094	22.70%	22,751	23.83%	19,241	23.04%

Total gross loans	$97,315	100.00%	$95,459	100.00%	$83,524	100.00%

Less:
Deferred loan fees	(146)		(137)		(113)
Allowance for loan losses	(872)		(832)		(760)

Total loans, net	$96,297		$94,490		$82,651

Source: Eureka Financial Corp. preliminary prospectus.

Feldman Financial Advisors, Inc.
     Residential Lending. The largest segment of the Bank’s loan portfolio is one- to four-family residential real estate loans, which enable borrowers to purchase or refinance existing homes, secured by properties located in the Bank’s primary market area. A majority of the residential mortgage loans are secured by owner occupied residences located in the Bank’s primary market area. However, a significant percentage of residential mortgage loans are secured by non-owner occupied residences housing college and graduate students in the immediate area surrounding the Oakland branch office, which is located adjacent to the University of Pittsburgh and Carnegie Mellon University campuses. Generally, the Bank offers only fixed-rate one- to four-family residential real estate loans, with terms of up to 30 years for owner-occupied properties and terms of up to 15 years for non-owner-occupied properties. The vast majority (approximately $40 million) of the one- to four-family loan portfolio are fixed rate loans. Loan fees, interest rates and other provisions of mortgage loans are determined by the Bank on the basis of its own pricing criteria and competitive market conditions. Generally, the Bank retains all of its originated one- to four-family residential real estate loans and does not sell any such loans into the secondary market.
     While one- to four-family residential real estate loans are normally originated with terms of up to 30 years, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

Feldman Financial Advisors, Inc.
     The Bank generally does not make one- to four-family fixed rate residential loans with loan-to-value ratios exceeding 80% of the lesser of the appraised value or purchase price at the time the loan is originated. However, the Bank does have the ability to originate one- to four-family residential loans of up to 95% of the value of properties located in its primary market area for qualified first-time home buyers and does not require private mortgage insurance on these loans. At June 30, 2010, the Bank had no residential loans with a loan-to-value ratio exceeding 95% at the time of origination. The Bank requires properties securing mortgage loans to be appraised by an independent appraiser approved by the Bank. In addition, the Bank generally requires title insurance on all first mortgage loans. Borrowers must also generally obtain hazard insurance, and flood insurance for loans on properties located in a flood zone, before closing the loan. Generally, the Bank retains all of its one- to four-family residential mortgage loans in its portfolio. The one- to four-family residential mortgage loans also generally include due-on-sale clauses, which permit the Bank to deem a loan immediately due and payable in the event the borrower transfers ownership of the property securing the loan without the Bank’s consent.
     As discussed previously, due to its location in a market area served by major universities, Eureka has, over the past 10 to 15 years, become a well-respected lender to investors who own residences that are rented to the student population. This type of housing demand has continued to grow as the student population has grown and Eureka has experienced excellent asset quality over varying business cycles.
     Commercial Real Estate and Multi-family Loans. Eureka purchases participation interests in and, to a lesser extent, originates fixed-rate and adjustable-rate mortgage loans secured by multi-family and commercial real estate to individuals and small businesses in its

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primary market areas. The multi-family and commercial real estate loans are generally secured by apartment buildings, as well as office and retail space.
     Eureka originates multi-family and commercial real estate loans with terms of up to 20 years. These loans are typically repaid, or their terms are extended, before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. Loans are secured by first mortgages that generally do not exceed 75% of the property’s appraised value. The Bank requires all properties securing multi-family and commercial real estate loans to be appraised by an independent licensed appraiser approved by the Bank. Many multi-family and commercial real estate loans also are supported by personal guarantees.
     Interest rates and payments on the adjustable-rate multi-family and commercial real estate loans generally adjust after an initial fixed period of five years with balloon payments due upon maturity. Interest rates and payments on adjustable-rate loans generally are based on the five-year Treasury.
     Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, the Bank generally requires borrowers and loan

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guarantors to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a multi-family or commercial real estate loan, the Bank considers the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. Generally, the Bank has required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of not less than 1.05x. Environmental screens, surveys and inspections are obtained when circumstances suggest the possibility of the presence of hazardous materials. Further, in connection with our ongoing monitoring of the loan, the Bank will typically review the property, the underlying loan and guarantors annually.
     In addition, because the Bank offers adjustable-rate multi-family and commercial real estate loans, the increased payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability and collateral value of the underlying property also may be adversely affected in a high interest rate environment. Although adjustable-rate commercial mortgage loans help make the loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.
     Real Estate Construction Lending. Eureka makes construction loans primarily for the construction of one- to four-family residential dwellings in its primary market area. Construction loans made to developers generally require the payment of interest at fixed rates during the construction period (typically up to two years) and payment of the principal in full at the end of the construction period. Loans made to individual property owners are structured to provide both construction and permanent financing. With respect to these loans, borrowers pay interest only during the construction period (typically up to six months).

Feldman Financial Advisors, Inc.
     At June 30, 2010, the largest outstanding residential construction loan had an outstanding balance of $887,000 and was secured by a single-family dwelling in the Bank’s market area. This loan was performing in accordance with its contractual terms at June 30, 2010. The Bank does not offer financing for speculative credits. Real estate construction loans accounted for $1.4 million or 1.4% of Eureka’s total loan portfolio at June 30, 2010.
     Commercial Business Loans. Commercial business loans amounted to $19.7 million, or 20.3% of the total loan portfolio at June 30, 2010. The Bank purchases, through an unrelated party which it has worked with for the past twelve years, commercial leases with adjustable-rate features or fixed-rate loans with shorter maturities than traditional one- to four-family residential mortgage loans. The commercial leases purchased generally have a two to seven year amortization period and the balances on these loans generally range from between $25,000 to $1.0 million. To a significantly lesser extent, the Bank also makes comparable commercial leases to qualified borrowers. Purchased commercial leases, which totaled $14.9 million at June 30, 2010, are originated by a leasing corporation that services the loans and remits payments from the borrowers to the Bank. These loans are generally secured by, among other things, equipment, machinery, computers, medical devices and school buses, and some are personally guaranteed by the lessor. Generally, the Bank maintains a first lien on the collateral securing the loans. Commercial leases are primarily made to tool and die companies, hospitals, universities, machine tool shops and schools. These leases generally have higher loan-to-value ratios than residential mortgages and repayment is typically dependent upon the success of the borrower’s business.

Feldman Financial Advisors, Inc.
     As Eureka has had continued success in the commercial lending sector with minimal losses, the Bank intends to remain focused on this lending segment within its market area. Management believes that this strategy provides opportunities for growth, without additional cost outlays for staff and infrastructure.
     Consumer Loans. To a lesser extent, the Bank also offers a variety of consumer loans, including home equity loans, lines of credit and home improvement loans. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Eureka offers fixed-rate home equity loans to applicants who maintain owner-occupied or single-family dwellings. Generally, the amount of the home equity loan is based on the total indebtedness of the property and, when combined with the first mortgage loan on the property, will not exceed 80% of the appraised value of the property. Eureka also offers home equity lines of credit with maximum line amounts of $100,000 and minimum line amounts of $10,000. In addition, the Bank offers unsecured improvement and share and passbook loans to qualifying borrowers.
     Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution’s unimpaired capital and surplus. As of June 30, 2010, the Bank’s legal lending limit approximated $2.0 million and approximately 12 to 15 long-time customers approached this limit. At June 30, 2010, these loans were performing in accordance to their terms. The additional capital from the conversion will allow Eureka to increase its legal lending limit and continue to service its current customers’ demand.

Feldman Financial Advisors, Inc.
     Loan originations, net of loan repayments, totaled $12.0 million for the fiscal year ended September 30, 2009 compared to $6.8 million for the year ended September 30, 2008. For the nine months ended June 30, 2010, loan originations net of loan repayments have totaled $1.8 million.
     Exhibit II-4 and Table 5 present a summary of the Company’s investment portfolio as of September 30, 2008 and 2009 and June 30, 2010. Federally chartered savings banks such as Eureka Bank have the authority to invest in various types of investment securities, including United States Treasury obligations, securities of various Federal agencies (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities, corporate debt securities and loans to other banking institutions.
     The board of directors reviews and approves the investment policy annually. The investment policy is structured to provide management with the criteria for maintaining the investment portfolio, as well as satisfying applicable regulatory requirements, and is designed to allow investment in securities that will bring an acceptable rate of return while at the same time minimize interest rate risk. The board of directors reviews investment transactions and monitors the composition and performance of our investment portfolio on a monthly basis.
     Eureka views the investment portfolio primarily as a source of liquidity. However, the investment policy requires the Bank to maintain a portfolio with a 100 basis point spread over the current passbook rate.

Feldman Financial Advisors, Inc.
     The Bank has authority to invest in various types of liquid assets, including U.S. Treasury obligations, mortgage backed securities, mortgage derivative securities and stocks, municipal bonds, mutual funds and debentures which are backed by government related agencies. The Bank is also are required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock.
     The investment policy requires that all mortgage derivative securities purchased by the Bank must meet stringent criteria so as not to be classified as high risk. This includes the testing, before purchase, of the average life or price volatility to ensure that it is not in excess of a benchmark fixed rate 30-year mortgage-backed pass through security. Management is also required to conduct subsequent semi-annual tests to measure the continued degree of possible risk. In addition, management must review the financial statements of all security firms prior to an initial investment by the Bank and on an annual basis thereafter to ensure that the firm has the ability to honor its commitments.
     At June 30, 2010, the investment portfolio totaled $7.7 million and consisted primarily of government agency debentures. At June 30, 2010, investment securities included U.S. government and agency obligations, municipal securities and mortgage-backed securities, as well as common and preferred stock investments in Fannie Mae and Freddie Mac, although small dollar amounts remain on the balance sheet relating to Fannie Mae and Freddie Mac securities . The Bank’s securities have varying characteristics as to rate, maturity and call provisions.

Feldman Financial Advisors, Inc.
Table 5
Securities Portfolio
As of June 30, 2010 and September 30, 2008 to 2009
(Dollars in Thousands)

	At June 30,		At September 30,
	2010		2009		2008
	Amortized	of	Amortized	of	Amortized	of
	Cost	Total	Cost	Total	Cost	Total
Securities available-for-sale, at fair value:
Fannie Mae preferred stock	$20	12.66%	$77	12.01%	$93	15.66%
Freddie Mac preferred stock	79	50.00%	430	67.08%	321	54.04%
Freddie Mac common stock	17	10.76%	76	11.86%	72	12.12%
Freddie Mac certificates	10	6.33%	12	1.87%	16	2.69%
Fannie Mae certificates	32	20.25%	46	7.18%	92	15.49%

Total securities available for sale	158	100.00%	641	100.00%	594	100.00%

Securities held-to-maturity, at book value:
Obligations of states & political subdivisions	802	10.6%	803	26.3%	1,139	28.9%
Government agency debentures	6,743	89.37%	2,250	73.70%	2,800	71.08%

Total securities held to maturity	7,545	100.00%	3,053	100.00%	3,939	100.00%

Total	$7,703	100.00%	$3,694	100.00%	$4,533	100.00%

Source: Eureka Financial Corp., preliminary prospectus.
     Table 6 sets forth certain information regarding the amortized cost, weighted average yields and maturities of the Bank’s securities portfolio at June 30, 2010. This table shows contractual maturities and does not reflect repricing or the effect of prepayments.
Liability Composition
     Deposits are the Company’s major external source of funds for lending and other investment purposes. Exhibit II-5 and Table 7 present a summary of the Company’s deposit composition as of September 30, 2008 to 2009 and June 30, 2010. Total deposits amounted to $107.7 million or 86.3% of total assets and 97.2% of total liabilities at June 30, 2010.

Feldman Financial Advisors, Inc.
     The Bank offers a variety of deposit accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.
     Current deposit products include certificates of deposit accounts ranging in terms from 90 days to five years, as well as checking, savings and money market accounts and CDARS. Individual retirement accounts (IRAs) are included in certificates of deposit.
     Deposits are obtained primarily from residents of Pittsburgh, Pennsylvania. The Bank believes it is able to attract deposit accounts by offering outstanding service, competitive interest rates and convenient locations and service hours. The Bank uses traditional methods of advertising to attract new customers and deposits, including radio, television, print media advertising and sales training and incentive programs for employees. Management believes that non-residents of Pennsylvania hold an insignificant number of deposit accounts.

Feldman Financial Advisors, Inc.
Table 6
Securities Portfolio by Contractual Maturity
As of June 30, 2010
(Dollars in Thousands)

	One Year or Less		More than 1 Year to 5 Years		More than 5 Years to 10 Years		More Than 10 Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in thousands)
Obligations of state and political subdivisions	$305	6.25%	$—	—%	$—	—%	$497	6.99%	$802	6.65%
Government agency debentures	—	—	—	—	3,000	3.26%	3,743	4.29	6,743	3.83

	305				3,000		4,240		7,545

Fannie Mae preferred stock	93	0.00	—	—	—		—		93	0.00
Freddie Mac preferred stock	260	0.00	—	—	—		—		260	0.00
Freddie Mac common stock	41	0.00	—	—	—		—		41	0.00

	394		—		—		—		394

Freddie Mac certificates	—		5	8.25%	4	9.50%	1	8.00	10	8.73
Fannie Mae certificates	2	6.62	—	—	18	6.99%	12	6.50	32	6.79

	2		5	—	22	—	13		42

Total securities	$701		$5		$3,022		$4,253		$7,981

Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Table 7
Deposit Portfolio
As of June 30, 2010
And September 30, 2008 to 2009

				At September 30,
	At June 30, 2010			2009			2008
			Weighted			Weighted			Weighted
		Percent of	Average		Percent of	Average		Percent of	Average
	Amount	Total	Rate	Amount	Total	Rate	Amount	Total	Amount

Non-interest-bearing demand	$4,057	3.77%	—	$2,498	2.72%	—	$660	0.82%	—
Interest-bearing demand	21,092	19.59%	0.81%	16,726	18.23%	1.20%	13,581	16.93%	1.79%
Savings accounts	18,629	17.30%	0.56%	17,319	18.87%	0.80%	15,811	19.71%	1.37%

Total	43,778	40.66%	0.63%	36,543	39.82%	0.93%	30,052	37.46%	1.53%

Total certificates of deposit	63,886	59.34%	2.58%	55,231	60.18%	3.17%	50,177	62.54%	4.14%

Total deposits	$107,664	100.00%	1.79%	$91,774	100.00%	2.28%	$80,229	100.00%	3.16%

Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
     The Bank pays interest rates on deposits that are competitive in the market. Interest rates on deposits are set weekly by senior management, based on a number of factors, including: projected cash flow; a current survey of a selected group of competitors’ rates for similar products; external data which may influence interest rates; investment opportunities and loan demand; and scheduled certificate maturities and loan and investment repayments.
     As with most thrift institutions, a significant portion of Eureka’s deposits are comprised of certificates of deposit. Approximately 59.3% of total deposits at June 30, 2010 were certificate accounts. Eureka has been successful in growing all deposit types in its portfolio and the low interest rate environment has aided Eureka in maintaining a low cost funding source. However, as a significant portion of deposits remains in certificate of deposit form and should these certificates mature and be renewed at higher rates, the result would be an increase in the cost of funds.
     To supplement deposits as a source of funds for lending or investment, the Bank has historically borrowed funds in the form of advances from the Federal Home Loan Bank of Pittsburgh. Over the past two years, it has been Eureka’s strategy to repay these advances as they mature, as deposit demand in its markets has been vibrant.
     Table 8 sets forth certain information regarding borrowings from the Federal Home Loan Bank of Pittsburgh at the end of, and during, the periods indicated.
Equity Capital
     As of June 30, 2010, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is considered “well capitalized” by regulatory standards. At June

Feldman Financial Advisors, Inc.
30, 2010, Eureka Bank’s core capital, tier 1 risk-based capital and risk-based capital ratios amounted to 11.10%, 16.68, and 17.73%, respectively, compared to regulatory requirements to be deemed well capitalized of 5.0%, 6.0%, and 10.0%, respectively.
Table 8
Borrowings
At or for the Nine Months Ended June 30, 2009 and 2010
and for the Years Ended September 30, 2008 to 2009

	At or For the Nine		At or For the Year
	Months Ended		Ended
	June 30,		September 30,
	2010	2009	2009	2008
FHLB Advances:
Average balance	$1,111	$7,778	$6,250	$2,833
Maximum balance at any month-end	2,000	10,000	10,000	6,500
Balance at period end	1,000	1,000	2,000	2,000
Weighted average interest rate during the period	5.16%	1.32%	1.47%	4.94%
Weighted average interest rate at period end	5.56%	5.56%	3.13%	3.69%
Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Income and Expense Trends
     Table 9 displays the main components of the Company’s earnings performance over the years ended September 30, 2008 and 2009 and the nine-month periods ending June 30, 2009 and 2010. Tables 10 and 11 set forth certain average balance and yield information relating to the Company at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the daily average balance of assets or liabilities, respectively, for the periods presented. Table 12 reflects the sensitivity of the Company’s interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated.
Table 9
Summary Income Statement Data
For the Years Ended June 30, 2005 to 2009
And for the Nine Months Ended September 30, 2008 and 2009
(Dollars in Thousands)

	For the Nine
	Months Ended		For the Years Ended
	June 30,		September 30,
	2010	2009	2009	2008

Total interest income	$4,616	$4,473	$5,989	$6,075
Total interest expense	1,556	1,840	2,391	2,897

Net interest income	3,060	2,633	3,598	3,178
Provision (credit) for loan losses	40	60	128	170
Net interest income after provision for loan losses	3,020	2,573	3,470	3,008
Noninterest income	37	57	76	-7,675
Noninterest expense	1,920	1,873	2,575	2,502

Income (loss) before income taxes	1,136	757	971	(7,169)
Income tax expense	400	(2,452)	-2,421	65

Net income (loss)	$736	$3,209	$3,392	(7,234)

Earnings per share:
Basic	$0.58	$2.57	$2.71	($5.84)

Diluted	$0.58	$2.56	$2.71	($5.84)

Source: Eureka Financial Corp., preliminary prospectus

Feldman Financial Advisors, Inc.
Table 10
Average Balances and Yields
As of June 30, 2010 and For the Nine Months Ended June 30, 2009 and 2010
(Dollars in Thousands)

			For the Nine Months Ended June 30,
			2010			2009
	At June 30, 2010		Average	Interest		Average	Interest
		Yield/	Daily	and	Yield/	Daily	and	Yield/
	Balance	Cost (3)	Balance	Dividends	Cost (3)	Balance	Dividends	Cost (3)
Assets:
Interest-earning assets:
Loans receivable, net	96,297	6.11%	95,815	4,439	6.18%	89,398	4,272	6.37%
Investment securities	20,161	1.79%	17,775	177	1.33%	11,012	201	2.43%

Total interest-earning assets	116,458	5.36%	113,590	4,616	5.42%	100,410	4,473	5.94%
Noninterest-earning assets	8,370		5,366			6,033

Total assets	$124,828		$118,956			$106,443

Liabilities and Equity:
Interest-bearing liabilities:
Deposit accounts:
NOW accounts	$21,092	0.81%	$19,829	145	0.98%	$13,866	175	1.68%
Passbook and club accounts	18,629	0.56%	18,001	90	0.67%	16,423	146	1.19%
IRA accounts	8,632	3.67%	8,065	241	3.98%	7,047	239	4.52%
Certificates of deposit	53,822	2.43%	51,271	1,012	2.63%	43,077	1,172	3.63%
CDARS	1,432	1.72%	1,678	25	2.07%	1,171	31	3.64%
Borrowings	1,000	5.56%	1,111	43	5.16%	7,778	77	1.32%

Total interest-bearing liabilities	104,607	1.89%	99,955	1,556	2.08%	89,362	1,840	2.75%
Other noninterest-bearing liabilities	6,178		5,034			3,714

Total liabilities	110,785		104,989			93,076
Total equity	14,043		13,967			13,367

Total liabilities and equity	$124,828		$118,956			$106,443

Net interest income/interest rate spread(1)				3,060	3.34%		2,633	3.19%

Net interest margin(2)					3.59%			3.50%

Total interest-earning assets to interest bearing liabilities					113.64%			112.36%

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.

(2)	Net interest margin represents income before the provision for loan losses divided by average interest-earning assets.

(3)	Annualized
Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Table 11
Average Balances and Yields
As of September 30, 2009 and For the Years Ended September 30, 2008 to 2009
(Dollars in Thousands)

			For the Years Ended September 30,
			2009			2008
	At Sept. 30, 2009		Average	Interest		Average	Interest
		Yield/	Daily	and	Yield/	Daily	and	Yield/
	Balance	Cost (3)	Balance	Dividends	Cost (3)	Balance	Dividends	Cost (3)
Assets:
Interest-earning assets:
Loans receivable, net	94,490	6.26%	90,811	5,743	6.32%	79,823	5,230	6.55%
Investment securities	9,011	2.20%	10,371	246	2.37%	16,463	845	5.13%

Total interest-earning assets	103,501	5.91%	101,182	5,989	5.92%	96,286	6,075	6.31%
Noninterest-earning assets	5,290		5,713			3,681

Total assets	$108,791		$106,895			$99,967

Liabilities and Equity:
Interest-bearing liabilities:
Deposit accounts:
NOW accounts	$16,726	1.20%	$17,028	224	1.32%	$10,790	161	1.49%
Passbook and club accounts	17,319	0.80%	16,586	180	1.09%	16,623	254	1.53%
IRA accounts	7,597	4.19%	7,145	319	4.46%	6,561	321	4.89%
Certificates of deposit	45,823	3.04%	43,863	1,535	3.50%	43,856	2,020	4.61%
CDARS	1,811	1.95%	1,331	41	3.08%	113	1	0.88%
Borrowings	2,000	3.17%	6,250	92	1.47%	2,833	140	4.94%

Total interest-bearing liabilities	91,276	2.35%	92,203	2,391	2.59%	80,776	2,897	3.59%
Other noninterest-bearing liabilities	3,711		1,255			1,409

Total liabilities	94,987		93,458			82,185
Total equity	13,804		13,437			17,782

Total liabilities and equity	$108,791		$106,895			$99,967

Net interest income/interest rate spread(1)				3,598	3.33%		3,178	2.72%

Net interest margin(2)					3.56%			3.30%

Total interest-earning assets to interest bearing liabilities					109.74%			119.20%

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.

(2)	Net interest margin represents income before the provision for loan losses divided by average interest-earning assets.

(3)	Annualized
Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Table 12
Rate/Volume Analysis

	Nine Months Ended
	June 30,			Year Ended September 30,
	Increase (Decrease)			Increase (Decrease)
	2010 vs. 2009			2009 vs. 2008
	Due to			Due to
	Rate	Volume	Net	Rate	Volume	Net
Interest earning assets:
Loans receivable, net	($133)	$300	$167	($187)	$700	$513
Investment securities	(115)	91	(24)	(355)	(244)	(599)
Other earning assets	—	—	—	—	—	—

Total interest earning assets	(248)	391	143	(542)	456	(86)

Interest bearing liabilities:
NOW, money market and checking accounts	(91)	61	(30)	(21)	84	63
Passbook and club accounts	(69)	13	(56)	(74)	(1)	(75)
IRA accounts	(30)	32	2	(29)	28	(1)
Certificates of deposit	(358)	198	(160)	(485)	0	(485)
CDARS	(17)	11	(6)	6	34	40
Borrowings	76	(110)	(34)	(142)	94	(48)

Total interest bearing liabilities	(489)	205	(284)	(745)	239	(506)

Change in net interest income	$241	$186	$427	$203	$217	$420

Source: Eureka Financial Corp., preliminary prospectus.
Comparison of Operating Results for the Nine Months Ended June 30, 2009 and 2010
     Net Income. Net income was $736,000 for the nine months ended June 30, 2010, down from $3.2 million for the comparable 2009 period. The decrease in net income for the nine month period was primarily attributable to a $2.7 million deferred tax adjustment on the impairment of Fannie Mae/Freddie Mac preferred stocks that was recognized in income in the first quarter of fiscal year 2009.

Feldman Financial Advisors, Inc.
     Net Interest Income. Net interest income increased $427,000 to $3.1 million for the nine months ended June 30, 2010, from $2.6 million for the comparable 2009 period. Higher net interest income was the result of a $143,000 increase in interest income and a decrease of $284,000 in interest expense over the comparable 2009 period.
     Interest Income. Total interest income increased $143,000 to $4.6 million for the nine months ended June 30, 2010 as compared to $4.5 million for the comparable 2009 period. The increase for the nine month period in total interest income was primarily due to an increase of $13.2 million in the average interest earning assets although the average yield on interest earning assets decreased 54 basis points over the comparable 2009 period.
     Interest Expense. Total interest expense decreased $284,000 to $1.6 million for the nine months ended June 30, 2010, from $1.8 for the comparable 2009 period. The decrease in total interest expense was primarily related to a 67 basis point reduction in the average cost of funds partially offset by an increase of $10.6 million in the average balance of interest bearing liabilities.
     Provision for Loan Losses. The provision for loan losses for the nine months ended June 30, 2010, was $40,000 compared to $60,000 for the comparable 2009 period. The decreased provision reflects no charge-offs for the period as well as decreases in non-performing loans and classified and criticized assets.
     Non-interest Income. For the nine months ended June 30, 2009, non-interest income approximated $37,000, approximately $20,000 lower than the comparable 2008 period.

Feldman Financial Advisors, Inc.
     Non-interest Expense. Total non-interest expense increased by $47,000 to $1.9 million for the nine months ended June 30, 2010, from $1.9 million for the comparable 2009 period. Salaries and benefits increased $73,000 for the nine months ended June 30, 2010 due to contributions to the pension plan and expenses related to normal salary increases and increased expenses associated with benefit plans. Occupancy expense decreased $18,000 for the nine months ended June 30, 2010 due to reduced furniture and fixture expense.
     Income Tax Expense/Benefit. Income tax expense was $400,000 for the nine months ended June 30, 2010, compared to a benefit of $2.4 million at June 30, 2009. The benefit in the provision for income taxes for the nine month period ended June 30, 2009, was primarily related to a $2.7 million deferred tax benefit recognized in the first quarter of fiscal 2009 relating to losses incurred on Fannie Mae and Freddie Mac securities..
Comparison of Results of Operations for the Years Ended September 30, 2008 and 2009
     Net Income. Net income increased to $3.4 million for the year ended September 30, 2009 from a loss of $7.2 million for the year ended September 30, 2008. During fiscal 2008, due to the collapse of Fannie Mae and Freddie Mac, Eureka recorded a $7.8 million impairment charge on investments in preferred stocks of Fannie Mae and Freddie Mac. The $3.4 million of net income reported for fiscal 2009 includes an approximate $2.7 million tax benefit related to the fiscal 2008 losses.
     Net Interest Income. For the year end September 30, 2009, net interest income increased$420,000 compared to the year ended September 30, 2008 due to a decrease in interest expense, partially offset by a decrease in interest income. Net interest income increased to $3.6 million for the year ended September 30, 2009, from $3.2 million for the previous year.

Feldman Financial Advisors, Inc.
      Interest Income. Total interest income decreased $0.1 million to $6.0 million in fiscal 2009 from $6.1 million in fiscal year 2008. This decrease was primarily reflected through a $0.6 million reduction in the interest income on the securities portfolio, due to a decrease of $6.1 million in the average balance on securities from $16.5 million to $10.4 million in fiscal year 2009 and a 276 basis point decrease in the average yield on the securities portfolio. This decrease was offset by an increase in the interest income on loans of $0.5 million to $5.7 million in fiscal 2009 from $5.2 million for fiscal year 2008 as a result of a $11.0 million increase in the average balance of loans receivable, partially offset by a 23 basis point decrease in the average yield.
     Interest Expense. Total interest expense decreased $0.5 million for fiscal 2009 from fiscal 2008 from $2.9 million to $2.4 million. The average cost of interest-bearing liabilities decreased 100 basis points to 2.59% in fiscal 2009 from 3.59% in fiscal 2008 while the average balance of interest-bearing liabilities increased by $11.4 million to $92.2 million in fiscal 2009 from $80.8 million in fiscal 2008.
     Provision for Loan Losses. For the fiscal year ended September 30, 2009, the provision for loan losses decreased $42,000 to $128,000 from $170,000 during the 2008 fiscal year. In fiscal 2009, the decrease in the provision for loan losses was attributable to a change in the methodology for the calculation of general loan loss reserves within the loan portfolio.
     Non-interest Income. Non-interest income improved by $7.8 million in fiscal 2009, primarily due to the recognition of the $7.8 million securities loss in fiscal 2008 and no securities losses incurred in fiscal 2009. Fees on checking accounts decreased by approximately $13,700 in fiscal 2009 as compared to fiscal 2008.

Feldman Financial Advisors, Inc.
     Non-interest Expense. Total other expenses for the 2009 fiscal year increased $73,000 to $2.6 million from $2.5 million for fiscal year 2008. The increase in other expenses for fiscal 2009 was primarily due to a $182,000 increase in FDIC assessments, a $62,000 increase in legal and accounting fees and a $31,000 increase in occupancy expense. The increase in FDIC assessments was attributable to a special assessment of $46,000 and a $136,000 increase in the quarterly assessment payments. These increases were offset by an $81,000 decrease in other expenses, a $50,000 decrease in donations, a $34,000 decrease in computer expense and a $37,000 decrease in salaries and benefits expense.
     Income Tax Expense. Eureka recorded an income tax benefit of $2.4 million for the 2009 fiscal year compared to an expense of $65,000 for the 2008 fiscal year. This reduction in the provision for income taxes was primarily related to the $2.7 million deferred tax benefit recognized in fiscal 2009. The income tax benefit related to the other-than-temporary impairment charge of $7.8 million on Fannie Mae and Freddie Mac preferred stock holdings at September 30, 2008. This income tax benefit was not recorded until the first quarter of fiscal 2009 as a result of the Emergency Economic Stabilization Act of 2008 not being enacted into law until October 3, 2008. The effective tax rate for the 2009 fiscal year was (249.47%) compared to (0.90%) for the 2008 fiscal year.

Feldman Financial Advisors, Inc.
Interest Rate Risk Management
     Because the majority of the Company’s assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for the Company is interest rate risk, or changes in interest rates. Notwithstanding the unpredictability of future interest rates, changes in interest rates may have a significant impact on net interest income.
     The Company’s ability to make a profit largely depends on its net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between the interest income earned on interest-earning assets, such as loans and securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings.
     In addition to the asset/liability committee, the board of directors reviews the asset and liability policies. The board of directors reviews interest rate risk and interest rate trends quarterly, as well as liquidity and capital ratio requirements. Management administers the policies and determinations of the board of directors with respect to asset and liability goals and strategies. The Company’s asset and liability policy and strategies are expected to continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.
     Table 13 presents the Bank’s net portfolio value (“NPV”) as of September 30, 2009 (the June 30, 2010 analytics have not yet been provided by the OTS). The net portfolio values shown in this table were calculated by the Office of Thrift Supervision, based on information provided by the Bank.

Feldman Financial Advisors, Inc.
     As shown in Table 13, a rising interest rate scenario of 100 basis points would have a negative effect on the Company’s NPV. Under this scenario, NPV would decrease to a ratio of 15.14% of assets. In the event of a 200 basis point increase in interest rates, the resulting NPV ratio would be 13.85%. A downward movement in market rates by 100 basis points would result in a positive impact on NPV with the Company’s NPV ratio measuring 16.76% under this declining rate scenario. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.
Table 13
Interest Rate Risk Analysis
Net Portfolio Value

	at September 30, 2009
			Net Portfolio Value
	Net Portfolio Value		as a % of Present Value of Assets
				Net Portfolio	Basis Point
Changes in Rates	$ Amount	$ Change (1)	% Change (2)	Value Ratio (3)	Change (4)
	(Dollars in Thousands)
+300 bp	13,512	(5,168)	(28)%	12.39%	(373) bp
+200 bp	15,436	(3,243)	(17)	13.85	(227) bp
+100 bp	17,234	(1,446)	(8)	15.14	(98) bp
+50 bp	17,960	(720)	(4)	15.64	(48)
0 bp	18,680	—		16.12	—
-50 bp	19,141	461	2	16.41	29
-100 bp	19,677	997	5	16.76	64 bp

(1)	Excess (deficiency) of the estimated net portfolio value assuming the indicated change in interest rates less the estimated net portfolio value assuming no change in interest rates.

(2)	Amount of change in estimated net portfolio value divided by the estimated net portfolio value assuming no change in rates.

(3)	Estimated net portfolio value divided by average total assets.

(4)	Excess (deficiency) of the estimated net portfolio value ratio assuming the indicated change in interest rates over the estimated net portfolio value ratio assuming no change in interest rates.
Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Asset Quality
     Table 14 provides information regarding the Bank’s nonperforming loans and other nonperforming assets. Tables 15 and 16 detail the Bank’s allowance for loan loss reserves and the allocation of the reserve among loan types for the periods ending September 30, 2008 to 2009 and at June 30, 2010. At June 30, 2010, the allowance for loan losses totaled $872,000, nonperforming loans totaled $118,000, and the ratio of allowance for loan losses to nonperforming loans was 738.98%.
     The Company’s overall asset quality has remained excellent over the recent years. As of June 30, 2010, nonperforming loans (“NPLs”) measured $118,000 or 0.12% of total loans and 0.09% of total assets. At June 30, 2010, the nonperforming loans were comprised primarily of one- to four-family real estate loans totaling $103,000. The Company had no foreclosed assets at June 30, 2010 and did not have any foreclosed assets at September 30, 2008 or 2009.
     Management, in compliance with regulatory guidelines, conducts an internal loan review program, whereby loans are placed or classified in categories depending upon the level of risk of nonpayment or loss. These categories are special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish an allowance for loan losses in an amount that is deemed prudent. When management classifies a loan as a loss asset, a reserve equal to 100% of the loan balance is required to be established or the loan is required to be charged-off. The allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and specific problem assets.

Feldman Financial Advisors, Inc.
Table 14
Nonperforming Asset Summary
As of June 30, 2010
And September 30, 2008 and 2009
(Dollars in Thousands)

	At June 30	At September 30,
	2010	2009	2008
Non-accrual loans
Real estate loans:
Residential mortgage (1-4 family)	$103	$152	$271
Multi-family and commercial real estate	—	—	—
Consumer	—	—	—
Commercial business loans	15	—	50
Accruing loans delinquent 90 days or more	0	0	0

Total nonperforming loans	118	152	321
Real estate owned	0	0	0

Total nonperforming assets	$118	$152	$321

Total nonperforming loans to net loans	0.12%	0.16%	0.38%
Total nonperforming loans to total assets	0.09%	0.14%	0.34%
Total nonperforming assets to total assets	0.09%	0.14%	0.34%
Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Table 15
Allowance for Loan Loss Summary
As of June 30, 2009 and 2010
And as of September 30, 2008 and 2009
(Dollars in Thousands)

	Nine Months Ended
	June 30,		Year Ended September 30,
	2010	2009	2009	2008

Balance at beginning of period:	$832	$760	$760	$590
Provision for loan losses	40	60	128	170

Loans charged-off:
Residential 1-4 family	0	0	0	0
Multi-family and commercial real estate	0	0	0	0
Consumer	0	0	0	0
Commercial business loans	0	56	56	0

Total charge-offs	0	56	56	0

Recoveries:	0	0	0	0

Net (charge-offs) recoveries	0	56	56	0

Balance at end of period	$872	$764	$832	$760

Allowance for loan losses to total loans	0.90%	0.84%	0.87%	0.91%
Allowance for loan losses to total nonperforming loans	738.98%	415.22%	547.36%	236.84%
Net charge-offs to average loans outstanding during the period	0.00%	0.06%	0.06%	0.00%
Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Table 16
Allocation of Allowance for Loan Losses
As of June 30, 2010
And September 30, 2008 and 2009
(Dollars in Thousands)

			At September 30,
	At June 30, 2010		2009		2008
		Loan		Loan		Loan
		Category		Category		Category
		as a % of		as a % of		as a % of
		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans

Real estate loans:
Residential mortgage (1-4 family)	$134	41.76%	$123	40.97%	$125	42.11%
Real estate construction	9	1.42%	11	1.62%	0	0.94%
Multi-family and commercial	370	34.12%	354	33.57%	342	33.91%

Total real estate loans	513	77.30%	488	76.16%	467	76.96%
Home equity	17	1.64%	18	1.84%	18	2.14%
Other	0	0.79%	0	0.43%	0	0.24%
Commercial business	339	20.27%	326	21.57%	271	20.66%

Total other loans	356	22.70%	344	23.84%	289	23.04%

Unallocated	3		0		4
Total	$872	100.00%	$832	100.00%	$760	100.00%

Source: Eureka Financial Corp., preliminary prospectus.
     Management’s evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process.
     The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. The Bank evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Feldman Financial Advisors, Inc.
     The Bank’s methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a valuation allowance on impaired loans; and (2) a valuation allowance on the remainder of the loan portfolio. Although the Bank determines the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.
     While the Bank believes it has used the best information available in establishing the existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that bank regulators, in reviewing the loan portfolio, will not request an increase in the allowance for loan losses, or that general economic conditions, a deteriorating real estate market, or other factors will not cause the Bank to significantly increase its allowance for loan losses, therefore negatively affecting the Bank’s financial condition and earnings.
     In making loans, the Bank recognizes that credit losses may be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan. It is policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis.

Feldman Financial Advisors, Inc.
Market Area
     The Company is headquartered in the Oakland area of Pittsburgh, Pennsylvania and operates out of its headquarters location and one full service retail-banking office in the Shaler area of Pittsburgh. The Shaler location was a de novo location that opened in November 2007.
     The Bank has designated its CRA market area as Allegheny County, Pennsylvania. The Oakland area can be characterized as a small sized market with above average population density and below average income levels (largely due to the full-time college student population). The largest employers in the market area include the University of Pittsburgh, Carnegie-Mellon University and the University of Pittsburgh Medical Center and the largest employment sectors are health care, education, finance/brokers/insurance/real estate services, restaurants and retail stores.
     Table 17 displays selected demographic data for the United States, the state of Pennsylvania, Allegheny County, Pennsylvania and zip codes 15213 (Oakland) and 15209 (Shaler). Population growth in Allegheny County and the zip codes that the Bank primarily operates is projected to lag (and decline) population growth for the country and state as a whole. This reflects the lack of growth in the local economy. Per capita and average household income levels for the Oakland and Shaler sections of Pittsburgh fall below the U.S., state and county levels illustrated, primarily skewed negatively by the large student population that resides in this area. Approximately 70% of the population of Oakland falls in the 15-34 year old age group, as compared to 24% for Allegheny County, 25% for the state of Pennsylvania and 27% for the U.S, due to the large number of college students who reside in the area. Allegheny County reports per capita and average household income levels in line with the U.S. and Pennsylvania. The total

Feldman Financial Advisors, Inc.
number of households has contracted since 2000 in Allegheny County and in both zip codes, while the state of Pennsylvania (and the U.S.) have experienced expansion. Total households are projected to continue this decline over the next five years in the Bank’s primary market area.
     Allegheny county’s unemployment figures (unemployment data was not available at the zip code level) have fared better than the state of Pennsylvania and the United States during the economic downturn. Unemployment approximated 8.3% in Allegheny County in July 2010 as compared to the state’s unemployment of 9.3% and the 9.5% posted for the United States.
     Table 18 summarizes deposit market data for all commercial banks and thrift institutions with offices in Allegheny County, Pennsylvania. Based on deposit data as of June 30, 2009 and adjusted for any subsequent merger transactions, the Company ranked 21st among the financial institutions operating in the county. As of such date, the Company had total deposits of $92.7 million in the county, which reflected a 0.17% market share based on the region’s total deposits of $53.0 billion. Three major commercial banks occupied the top of the market share rankings of deposits in the county and controlled approximately 74% of market deposits. PNC Financial Services, which is headquartered in Pittsburgh had deposits approximating 54% of total market deposits. The larges thrift institution, Dollar Bank, had deposits approximating $2.6 billion or 4.8% of Allegheny county market deposits.

Feldman Financial Advisors, Inc.
Table 17
Selected Demographic Data
United States, Pennsylvania, Allegheny County and Zip Codes 15213 and 15209

	United		Allegheny
Key Economic Indicators	States	Pennsylvania	County	Oakland	Shaler

Population
Total Population — 2010	311,212,863	12,574,407	1,220,731	26,896	12,172
5-year projection percent change	3.9%	0.5%	-2.4%	-2.2%	-3.0%
2000 - 2010 percent change	10.6%	2.4%	-4.8%	-4.4%	-6.5%

Population Age Distribution (2010)
0-14 Age Group (%)	20.1%	18.0%	16.5%	4.2%	16.6%
15-34 Age Group (%)	27.2%	24.8%	24.2%	69.5%	22.8%
35-54 Age Group (%)	28.0%	28.5%	28.1%	9.5%	30.2%
55-69 Age Group (%)	15.5%	17.1%	17.8%	7.5%	17.1%
70+ Age Group (%)	9.1%	11.6%	13.5%	9.2%	13.2%
Median Age (years)	37.0	40.7	42.6	23.2	43.2

Households
Total Households — 2010	116,761,140	4,950,056	520,667	9,722	5,224
5-year projection percent change	3.9%	0.9%	-2.0%	-2.9%	-2.4%
2000 - 2010 percent change	10.7%	3.6%	-3.1%	-6.2%	-4.2%

Per Capita Income
Per Capita Income — 2010	$26,739	$26,585	$28,283	$20,673	$24,314
5-year projection percent change	13.1%	13.1%	14.8%	20.0%	12.8%
2000 - 2010 percent change	23.9%	27.3%	25.8%	34.6%	22.9%

Average Household Income
Average Household Income — 2010	$70,173	$66,256	$65,218	$44,290	$56,289
5-year projection percent change	13.1%	12.7%	14.3%	22.0%	12.1%
2000 - 2010 percent change	23.9%	25.8%	23.7%	16.3%	22.4%

Median Household Income
Median Household Income — 2010	$54,442	$52,723	$51,369	$23,346	$48,715
5-year projection percent change	12.4%	13.3%	15.5%	21.5%	15.5%
2000 - 2010 percent change	29.1%	31.5%	34.1%	22.3%	29.2%

Household Income Distribution — 2010
$0 - 24 K	20.8%	22.1%	23.9%	52.0%	22.0%
$25 - 49K	24.7%	25.2%	24.7%	22.6%	29.1%
$50 - 99 K	35.7%	36.5%	36.9%	15.6%	40.4%
$100 K +	18.8%	16.2%	14.5%	9.7%	8.5%

Household Income Distribution - proj. 2015
$0 - 24 K	17.2%	18.5%	20.0%	47.1%	18.5%
$25 - 49K	20.0%	20.1%	19.0%	17.2%	21.8%
$50 - 100 K	38.1%	39.2%	41.0%	20.0%	47.0%
$100 K +	24.7%	22.2%	20.1%	15.7%	12.7%

Unemployment
July 2010	9.5%	9.3%	8.3%	NA	NA
December 2009	10.0%	8.5%	7.2%	NA	NA
December 2008	7.2%	6.4%	5.5%	NA	NA
Souce: SNL Financial, L.C.

Feldman Financial Advisors, Inc.
Table 18
Deposit Market Share for Allegheny County, Pennsylvania
Data as of June 30, 2008 and 2009
(adjusted for pending and completed mergers)
Allegheny County, PA

					2009	2009	2008	2008
					Total	Total	Total	Total
				2009	Deposits in	Market	Deposits in	Market
2009	2008			Number of	Market	Share	Market	Share
Rank	Rank	Institution (ST)	Type	Branches	($000)	(%)	($000)	(%)

1	1	PNC Financial Services Group Inc.	Bank	113	28,450,411	53.66	29,377,459	55.27
2	2	Bank of New York Mellon Corp.	Bank	3	6,810,712	12.85	7,942,458	14.94
3	3	Royal Bank of Scotland Group Plc	Bank	77	4,150,150	7.83	3,852,445	7.25
4	4	Dollar Bank Federal Savings Bank	Thrift	26	2,556,047	4.82	2,406,330	4.53
5	5	First Niagara Financial Group Inc.	Bank	33	2,277,848	4.30	2,139,090	4.02
6	12	TriState Capital Holdings Inc.	Bank	1	1,219,138	2.30	515,828	0.97
7	6	First Commonwealth Financial Corp.	Bank	36	1,140,388	2.15	1,035,257	1.95
8	8	Huntington Bancshares Inc.	Bank	17	975,516	1.84	795,505	1.50
9	7	Parkvale Financial Corp.	Thrift	27	868,021	1.64	854,372	1.61
10	9	Northwest Bancshares Inc.	Thrift	20	722,409	1.36	724,060	1.36
11	10	F.N.B. Corp.	Bank	24	715,838	1.35	671,158	1.26
12	11	S&T Bancorp Inc.	Bank	11	601,510	1.13	577,659	1.09
13	14	Fidelity Bancorp Inc.	Bank	12	346,663	0.65	331,848	0.62
14	13	Mutual Holding Co. Western Pennsylvania	Thrift	5	343,538	0.65	335,132	0.63
15	17	Fifth Third Bancorp	Bank	12	338,451	0.64	212,742	0.40
16	15	Allegheny Valley Bancorp Inc.	Bank	9	316,466	0.60	286,968	0.54
17	16	ESB Financial Corp.	Thrift	8	250,483	0.47	227,407	0.43
18	18	Sewickley Savings Bank	Thrift	3	195,599	0.37	180,011	0.34
19	19	Enterprise Financial Services Group Inc	Bank	2	165,435	0.31	147,418	0.28
20	20	WVS Financial Corp.	Bank	4	121,331	0.23	124,812	0.23
21	21	Eureka Financial Corp. (MHC)	Thrift	2	92,666	0.17	81,349	0.15
22	22	Mars National Bank	Bank	2	85,269	0.16	79,700	0.15
23	27	Slovak Savings Bank	Thrift	1	56,436	0.11	34,144	0.06
24	23	United-American Savings Bank	Thrift	1	49,727	0.09	46,768	0.09
25	24	Compass Savings Bank	Thrift	1	41,784	0.08	43,259	0.08
26	25	Progressive-Home FS&LA	Thrift	2	41,107	0.08	40,646	0.08
27	26	Standard Mutual Holding Co.	Bank	3	38,986	0.07	34,470	0.06
28	28	AmeriServ Financial Inc.	Bank	1	24,461	0.05	31,635	0.06
29	29	CB Financial Services Inc.	Bank	1	23,471	0.04	21,640	0.04
30	30	Woodforest Financial Group Inc.	Bank	2	727	0.00	526	0.00
		Total For Institutions In Market		459	53,020,588		53,152,096
Source: SNL Financial.

Feldman Financial Advisors, Inc.
Summary Outlook
     Over the past few years, with the exception of fiscal 2008 where the Company realized significant losses on investments in Fannie Mae and Freddie Mac, the Company has produced strong financial performance with earnings above the industry median and low levels of nonperforming assets. Management believes the Company is able to obtain a competitive advantage against its competitors based upon the following:
•	A strong and experienced management team and a team of dedicated and qualified personnel to support the growth of the Company.
•	High level of customer service.

•	Strong asset quality.

•	Operates in a market that has a relatively healthy economic climate.
     Going forward, management is focused on the following:
•	Continue to emphasize its community bank lending strategy and focus on lending niches in the areas of investor loans for residential properties, multi-family and commercial real estate loans and commercial business leases

•	Continue to emphasize deposits as a main source of funding.

•	Maintaining strong asset quality, exercising prudent loan underwriting, and administration standards.

•	Increase capital to support future growth and using the capital raised to take advantage of strategic growth and acquisition opportunities.

•	Management continues to focus on the level of non-interest expense and methods to identify cost savings opportunities.

•	Continue to operate as a community-oriented independent financial institution that offers a broad array of financial services with high levels of customer service.

Feldman Financial Advisors, Inc.
II. COMPARISONS WITH PUBLICLY HELD THRIFTS
General Overview
     The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.
     The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings and second-stage offerings of thrifts are also examined to provide evidence of the “new issue discount” or “marketability” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

Feldman Financial Advisors, Inc.
Selection Criteria
     Selected market price and financial performance data for all public thrifts are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly held thrifts.
•	Operating characteristics — An institution’s operating characteristics are themost important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity — Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location — The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

Feldman Financial Advisors, Inc.
     The operations of the Company fit the general profile of a profitable, full service community bank that offers both retail and commercial loan products and retail deposits in its market. While residential mortgages remain the core product in the Company’s loan portfolio, Eureka has historically maintained a focus on commercial real estate and commercial business lending.
     In determining the Comparative Group composition, we focused on the Company’s corporate structure, asset size, profitability, and equity level. As with any composition of a group of comparable companies, we broadened the selection criteria sufficiently to assemble a meaningful number of members for inclusion. Specifically, we applied the following selection criteria:
•	Publicly traded thrift — stock-form thrift whose shares are traded on a major stock exchange or listed on NASDAQ.

•	Non-acquisition target — company is not subject to a pending acquisition.

•	Ownership profile — fully-converted thrifts (excludes mutual holding companies) that have been public in excess of one year.

•	Location — headquartered in Mid-Atlantic, New England or the Midwestern region of the United States.

•	Current financial data — publicly reported financial data available as of June 30, 2010.

•	Asset size — total assets greater than $200 million and less than $700 million.

•	Profitability measure — positive return on average assets for the last twelve month period.

•	Capital level — tangible equity to assets ratio greater than 7.5%

Feldman Financial Advisors, Inc.
     As a result of applying the above criteria, the screening process produced a group of 14 publicly traded thrifts. To arrive at a group of ten comparable companies, we eliminated three institutions (one each from Iowa, Illinois and Wisconsin) due to the depressed market areas of their operations and one institution due to the issuance of a recent supervisory agreement against the institution. A general operating summary of the ten members selected for the Comparative Group is presented in Table 19.
Table 19
Comparative Group Operating Summary
As of June 30, 2010

						Initial	Total	Equity/
					No. of	Conversion	Assets	Assets
Company	City	State	Ticker	Exchange	Offices	Date	($000s)	(%)

Eureka Financial Corp.	Pittsburgh	PA	EKFC	OTCBB	2	01/07/99	124,828	11.25

Central Bancorp, Inc.	Somerville	MA	CEBK	NASDAQ	11	10/24/86	526,747	8.63
Elmira Savings Bank, FSB	Elmira	NY	ESBK	NASDAQ	10	03/01/85	499,244	11.26
FFD Financial Corporation	Dover	OH	FFDF	NASDAQ	5	04/03/96	206,465	8.86
First Capital, Inc.	Corydon	IN	FCAP	NASDAQ	13	01/04/99	457,973	10.45
First Savings Financial Group, Inc.	Clarksville	IN	FSFG	NASDAQ	12	10/07/08	501,490	10.68
Newport Bancorp, Inc.	Newport	RI	NFSB	NASDAQ	6	07/07/06	450,400	11.20
River Valley Bancorp	Madison	IN	RIVR	NASDAQ	10	12/20/96	394,441	8.12
Rome Bancorp, Inc.	Rome	NY	ROME	NASDAQ	5	03/30/05	329,637	18.59
Wayne Savings Bancshares, Inc.	Wooster	OH	WAYN	NASDAQ	11	01/09/03	407,460	9.32
WVS Financial Corp.	Pittsburgh	PA	WVFC	NASDAQ	6	11/29/93	354,668	7.84
Source: Eureka Financial Corp.; SNL Financial; Feldman Financial.
     The companies in the Comparative Group were drawn from across the United States with three located in the Mid-Atlantic region (one in Pennsylvania and two from New York), five from the Midwest (three in Indiana and two in Ohio), and two from New England (Massachusetts and Rhode Island). The asset sizes of the selected companies range from $206.5 million at FFD Financial in Ohio to $526.7 million at Central Bancorp in Massachusetts. The median asset size of the Comparative Group was $428.9 million, larger than the Company’s asset size of $124.8 million.

Feldman Financial Advisors, Inc.
     In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited above-average profitability ratios, equivalent capital ratios and lower levels of problem assets when compared to national medians. While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group as a whole provides a meaningful basis of financial comparison for valuation purposes.

Feldman Financial Advisors, Inc.
Recent Financial Comparisons
     Table 20 summarizes certain key financial comparisons between the Company and the Comparative Group. Tables 21 through 25 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates. Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized as of or for the most recent available last twelve month (“LTM”) period ending June 30, 2010.
     The Company’s LTM return on average assets was 0.79%, reflecting a profitability measure above the Comparative Group median of 0.52% and significantly higher than the All Public Thrift median of 0.20%. The Company’s stronger earnings level was attributable primarily to higher level of net interest income and lower level of operating expenses, offset by a weaker level of non-interest income. All but two members of the Comparative Group exhibited an LTM ROAA below than the Company’s profitability ratio. The Company’s LTM return on average equity at 6.66% also compared favorably to the Comparative Group median of 5.43% and well above the All Public Thrift median of 1.55%.
     The Company’s net interest income level of 3.48% relative to average assets was positioned above the Comparative Group median of 3.28% and the All Public Thrift median of 3.12%. The Company’s higher level of net interest income production was attributable primarily by its higher yield on earning assets and comparable level of cost of interest-bearing liabilities as compared to both the Comparative Group and the All Public Group. The Company’s net interest spread of 3.42% was slightly higher than the Comparative Group median of 3.27% and the All

Feldman Financial Advisors, Inc.
Public Thrift median of 3.15%.
     The Company’s earning asset yield measured 5.57% and exceeded the Comparative Group median of 5.39% and the All Public Thrift median of 5.14%. The Company’s higher asset yield resulted from having a larger concentration of non-mortgage loans and a lower percentage of residential mortgage loans as a percentage of total loans as compared to the Comparative Group. The Company’s ratio of non-mortgage loans to total loans measuring 21.06% was comparatively higher than the Comparative Group median of 13.92%, primarily due to the success of the leasing portfolio. The Company’s ratio of residential mortgages to total loans measured 43.40% as compared to median of 55.73% for the Comparative Group and 49.59% for the All Public Thrifts. The Company’s cost of interest-bearing liabilities at 2.15% was comparable to the Comparative Group median cost of funds of 2.16% and above the All Public Thrift median of 2.04%. The Company’s level of borrowed funds was well below the Comparative Group’s median debt utilization. Borrowings measured only 0.80% of the Company’s assets as compared to 16.70% for the Comparative Group median and 14.00% for the All Public Thrift median.
     The Company’s non-interest operating income totaled 0.06% of average assets, significantly lower than the Comparative Group and All Public Thrift medians of 0.49% and 0.50%, respectively. Fees and service charges were the largest contributors to the Company’s modest non-interest revenue.

Feldman Financial Advisors, Inc.
Table 20
Key Financial Comparisons
Eureka Financial Corp. and the Comparative Group
As of or for the Last Twelve Months Ended June 30, 2010

	Eureka	Comp.	All Public
	Financial	Group	Thrift
	Corp.	Median	Median

Profitability
LTM Return on Average Assets	0.79%	0.52%	0.20%
LTM Return on Average Equity	6.66	5.43	1.55
Core Return on Average Assets	0.79	0.53	0.24
Core Return on Average Equity	6.66	5.77	2.19

Income and Expense (% of avg. assets)
Total Interest Income	5.30	4.96	4.82
Total Interest Expense	1.82	1.77	1.73

Net Interest Income	3.48	3.28	3.12
Provision for Loan Losses	0.09	0.21	0.60
Other Operating Income	0.06	0.49	0.50
Net Gains and Nonrecurring Income	0.00	0.05	0.09
General and Administrative Expense	2.28	2.77	2.85
Intangibles Amortization Expense	0.00	0.00	0.00
Nonrecurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	1.17	0.74	0.30

Efficiency Ratio	66.15	69.20	68.05

Yield-Cost Data
Yield on Interest-earning Assets	5.57	5.39	5.14
Cost of Interest-bearing Liabilities	2.15	2.16	2.02

Net Interest Spread	3.42	3.27	3.15

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	88.16	93.34	92.84
Avg. Interest-bearing Liabilities	79.15	83.45	80.34

Avg. Net Interest-earning Assets	9.01	10.86	11.08

Feldman Financial Advisors, Inc.
Table 20 (continued)
Key Financial Comparisons
Eureka Financial Corp. and the Comparative Group
As of or for the Last Twelve Months Ended June 30, 2010

	Eureka	Comp.	All Public
	Financial	Group	Thrift
	Corp.	Median	Median

Balance Sheet Composition (% of total assets)
Cash and Securities	16.86%	25.72%	22.91%
Loans Receivable, net	77.14	68.94	70.66
Real Estate	0.00	0.03	0.33
Intangible Assets	0.00	0.22	0.09
Other Assets	6.00	4.66	4.85
Total Deposits	86.25	71.35	73.39
Borrowed Funds	0.80	16.70	14.00
Other Liabilities	1.70	0.83	0.96
Total Equity	11.25	9.89	9.95

Loan Portfolio (% of total loans)
Residential Mortgage Loans	43.40	55.73	49.59
Other Real Estate Mortgage Loans	35.34	33.59	32.28
Non-mortgage Loans	21.06	13.92	18.14

Growth Rates
Total Assets	16.57	0.57	0.84
Total Loans	6.60	(2.88)	(1.69)
Total Deposits	17.67	4.62	5.50

Regulatory Capital Ratios
Tier 1 Leverage Ratio	11.10	8.96	8.99
Tier 1 Risk-based Capital	16.68	13.61	13.62
Total Risk-based Capital	17.73	14.62	14.46

Credit Risk Ratios
Nonperforming Loans / Total Loans	0.12	1.55	2.93
Nonperforming Assets / Total Assets	0.09	0.98	2.25
Reserves / Total Loans	0.90	1.05	1.51
Reserves / Nonperforming Assets	738.98	41.30	40.04
Source: Eureka Financial Corp.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
     The Company’s provision for loan losses measured 0.09% of average assets, as compared to the Comparative Group median of 0.21% and the All Public Thrift median of 0.60%. The Company’s nonperforming asset ratio measured 0.09% of total assets versus the Comparative Group median of 0.98% and All Public Thrift median of 2.25%. The Company’s nonperforming loan ratio as a percent of gross loans was 0.12% and was below the corresponding Comparative Group median of 1.55% and the All Public Thrift median of 2.93%. The Company maintained a slightly lower level of loan loss reserves at 0.90% of total loans versus the Comparative Group median of 1.05% and the All Public Thrift median of 1.51%, but as a percent of nonperforming assets, its reserves were significantly greater.
     The Company’s operating expense ratio was lower than both the Comparative Group and All Public Group medians. The Company’s general and administrative expense ratio was 2.28% as compared to the Comparative Group median of 2.77% and the All Public Thrift median of 2.85%. Following the Conversion, operating expenses are likely to increase as the Company will recognize additional expenses relating to becoming an SEC company and employee compensation and benefit expenses resulting from the shares and options granted to employees and executives under the benefit plans.
     The Company’s balance sheet composition had a lower concentration of cash and securities and a higher level of loans compared to the Comparative Group and All Public Group. Total net loans amounted to 77.14% of assets at the Company as of June 30, 2010, versus 68.94% for the Comparative Group median and 70.66% for the All Public Group. Cash and securities aggregated 16.86% of assets at the Company, compared to medians of 25.72 and 22.91% for the Comparative Group and All Public Group, respectively. The Company had no

Feldman Financial Advisors, Inc.
intangible assets and the Comparative Group and All Public Thrifts reported low levels of intangible assets. Other assets, excluding intangibles and foreclosed real estate, composed 6.00% of the Company’s assets versus the Comparative Group median of 4.66% and the All Public Group median of 4.85%.
     The Company’s borrowings level at 0.80% of assets reflected the low usage of FHLB advances as a supplemental funding source. Companies characterize the Comparative Group with borrowing activity higher than the Company and similar to the overall thrift industry as demonstrated by the median debt level of 16.70% of total assets versus the All Public Thrift median of 14.00%. The Company’s equity level before the Stock Offering was 11.25% relative to assets, above the Comparative Group median of 9.89% and the All Public Group median of 9.95%. Similarly, the Company’s regulatory capital levels were above those of the Comparative Group and the All Public Thrift medians.
     As mentioned previously, the Company has experienced balance sheet growth in all areas. Over the past year, assets have grown 16.57% compared to median growth rates of 0.57% and 0.84% for the Comparative Group and All Public Group, respectively. The Company’s loan growth was 6.60%, compared to net loan portfolio shrinkage of 2.88% for the Comparative Group and 1.69% for the All Public Group. The Company’s deposit growth measured 17.67%, compared to a median of 4.62% for the Comparative Group and 5.50% for the All Public Group.
     In summary, the Company’s recent earnings performance exceeded the results attained by the Comparative Group and All Public Thrift aggregate when based on returns on assets and returns on equity. The Company’s profitability was a result of a higher level of net interest income and lower operating expenses levels and loan loss provisions. Management believes that

Feldman Financial Advisors, Inc.
the competition in the banking and financial services industry in its primary market area is intense and that many of its competitors have substantially greater resources and lending limits than the Company does and offer services that it does not or cannot provide. Price competition for loans might result in the Company originating fewer loans, or earning a lower rate of return the loan portfolio, while price competition for deposits might result in a decrease in total deposits or higher rates paid on customer’s deposits, affecting the profitability of the Company in the future.

Feldman Financial Advisors, Inc.
Table 21
General Financial Performance Ratios
As of or for the Latest Twelve Months Ended June 30, 2010

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

Eureka Financial Corp.	124,828	107,664	11.25	11.25	3.66	66.15	0.79	6.66	0.79	6.66

Comparative Group Average	412,853	288,159	10.50	9.91	3.37	71.86	0.57	5.52	0.60	5.69
Comparative Group Median	428,930	301,224	9.89	8.88	3.49	69.20	0.52	5.43	0.53	5.77

All Public Thrift Average	2,971,808	1,845,903	11.04	10.24	3.26	71.49	(0.28)	(6.27)	(0.22)	(5.62)
All Public Thrift Median	966,540	682,509	9.95	9.14	3.33	68.05	0.20	1.55	0.24	2.19

Comparative Group
Central Bancorp, Inc.	526,747	333,912	8.63	8.24	3.41	76.31	0.45	5.54	0.50	6.17
Elmira Savings Bank, FSB	499,244	349,443	11.26	8.89	3.62	62.32	0.95	8.67	0.93	8.52
FFD Financial Corporation	206,465	171,339	8.86	8.86	3.52	73.18	0.49	5.32	0.49	5.32
First Capital, Inc.	457,973	370,783	10.45	9.36	3.66	70.06	0.52	5.06	0.53	5.15
First Savings Financial Group, Inc.	501,490	364,598	10.68	9.15	4.43	67.76	0.51	4.40	0.72	6.21
Newport Bancorp, Inc.	450,400	261,362	11.20	11.20	3.41	80.34	0.27	2.37	0.30	2.61
River Valley Bancorp	394,441	288,628	8.12	8.11	2.82	66.61	0.75	10.21	0.72	9.83
Rome Bancorp, Inc.	329,637	225,787	18.59	18.59	4.42	66.63	1.08	5.98	1.04	5.77
Wayne Savings Bancshares, Inc.	407,460	313,819	9.32	8.86	3.46	68.34	0.58	6.38	NA	NA
WVS Financial Corp.	354,668	201,922	7.84	7.84	0.96	87.01	0.10	1.22	0.13	1.63
Source: Eureka Financial Corp.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 22
Income and Expense Analysis
For the Latest Twelve Months Ended June 30, 2010

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pretax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	of	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang,	Expense	Earnings

Eureka Financial Corp.	5.30	1.82	3.48	0.06	0.00	0.09	2.28	0.00	0.00	1.17

Comparative Group Average	4.82	1.71	3.11	0.50	0.06	0.25	2.59	0.01	0.03	0.85
Comparative Group Median	4.96	1.77	3.28	0.49	0.05	0.21	2.77	0.00	0.00	0.74

All Public Thrift Average	4.78	1.75	3.04	0.66	0.15	1.11	2.92	0.07	0.02	(0.09)
All Public Thrift Median	4.82	1.73	3.12	0.50	0.09	0.60	2.85	0.00	0.00	0.30

Comparative Group
Central Bancorp, Inc.	5.16	1.90	3.26	0.37	(0.04)	0.16	2.74	0.00	0.00	0.70
Elmira Savings Bank, FSB	4.75	1.70	3.05	0.53	0.24	0.07	2.41	0.04	0.00	1.38
FFD Financial Corporation	5.24	1.87	3.37	0.44	0.00	0.28	2.79	0.00	0.00	0.74
First Capital, Inc.	4.90	1.54	3.36	0.66	0.11	0.61	2.91	0.02	0.00	0.63
First Savings Financial Group, Inc.	5.02	1.23	3.79	0.45	0.05	0.36	2.97	0.05	0.30	1.01
Newport Bancorp, Inc.	5.02	1.83	3.19	0.54	(0.04)	0.15	2.98	0.00	0.00	0.56
River Valley Bancorp	4.87	2.17	2.70	0.71	0.15	0.25	2.37	0.00	0.00	0.94
Rome Bancorp, Inc.	5.17	1.09	4.08	0.65	0.11	0.17	3.10	0.00	(0.00)	1.57
Wayne Savings Bancshares, Inc.	4.83	1.53	3.30	0.42	0.05	0.41	2.64	0.02	0.00	NA
WVS Financial Corp.	3.19	2.24	0.95	0.20	(0.05)	0.00	0.96	0.00	0.00	0.15
Source: Eureka Financial Corp.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 23
Yield-Cost Structure and Growth Rates
For the Latest Twelve Months Ended June 30, 2010

	Avg.	Avg.	Avg. Net
	Int. Earn.	Int.-Bear.	Earning	Avg.	Yield on	Cost of	Net	Asset	Loan	Deposit
	Assets/	Liabs./	Assets/	Equity/	Int.-Earn.	Int-Bear.	Interest	Growth	Growth	Growth
	Assets	Assets	Assets	Assets	Assets	Liabs.	Spread	Rate	Rate	Rate

Eureka Financial Corp.	88.16	79.15	9.01	11.07	5.57	2.15	3.42	16.57	6.60	17.67

Comparative Group Average	92.66	82.85	9.81	10.34	5.21	2.06	3.16	9.16	8.31	17.03
Comparative Group Median	93.34	83.45	10.86	9.62	5.39	2.16	3.27	0.57	(2.88)	4.62

All Public Thrift Average	92.88	79.58	11.67	10.90	5.14	2.03	3.13	2.86	(0.06)	8.20
All Public Thrift Median	92.84	80.34	11.08	10.11	5.14	2.04	3.15	0.84	(1.69)	5.50

Comparative Group
Central Bancorp, Inc.	98.99	86.20	12.79	8.33	5.41	2.28	3.13	(5.96)	(2.78)	(7.18)
Elmira Savings Bank, FSB	84.39	81.12	3.27	10.92	5.63	2.10	3.53	(3.21)	(4.43)	(2.86)
FFD Financial Corporation	91.29	79.85	11.44	8.72	5.47	2.21	3.26	9.23	11.42	11.53
First Capital, Inc.	91.61	87.43	4.18	10.22	5.34	1.76	3.58	1.92	(3.76)	4.98
First Savings Financial Group, Inc.	78.46	74.94	3.51	10.59	5.87	1.51	4.36	104.20	93.45	110.86
Newport Bancorp, Inc.	94.29	83.74	10.54	11.50	5.36	2.30	3.06	0.30	(0.28)	1.50
River Valley Bancorp	94.98	83.16	11.82	7.33	5.10	2.51	2.59	1.76	(1.22)	7.28
Rome Bancorp, Inc.	92.39	72.34	20.05	18.13	5.60	1.57	4.03	(2.09)	(2.98)	4.26
Wayne Savings Bancshares, Inc.	94.51	85.23	9.27	9.03	5.07	1.80	3.27	0.84	(3.14)	1.88
WVS Financial Corp.	105.68	94.50	11.18	8.58	3.27	2.53	0.74	(15.44)	(3.15)	38.00

Feldman Financial Advisors, Inc.
Table 24
Balance Sheet Composition
As of the Latest Twelve Months Ended June 30, 2010

	As a Percent of Total Assets
	Cash &	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity

Eureka Financial Corp.	16.86	77.14	0.00	0.00	6.00	86.25	0.80	1.70	88.75	11.25

Comparative Group Average	29.09	67.65	0.12	0.64	4.71	70.37	18.24	0.90	89.50	10.50
Comparative Group Median	25.72	68.94	0.03	0.22	4.66	71.35	16.70	0.83	90.11	9.89

All Public Thrift Average	25.09	68.94	0.62	0.80	5.07	72.09	15.80	1.10	88.93	11.04
All Public Thrift Median	22.91	70.66	0.33	0.09	4.85	73.39	14.00	0.96	90.02	9.95

Comparative Group
Central Bancorp, Inc.	11.09	84.75	0.00	0.42	3.84	63.39	27.30	0.68	91.37	8.63
Elmira Savings Bank, FSB	33.28	60.04	0.14	2.60	3.96	69.99	17.25	1.49	88.74	11.26
FFD Financial Corporation	NA	87.41	0.00	0.00	4.31	82.99	6.94	1.21	91.14	8.86
First Capital, Inc.	26.32	67.67	0.19	1.21	4.89	80.96	8.17	0.42	89.55	10.45
First Savings Financial Group, Inc.	24.51	68.91	0.24	1.69	4.91	72.70	16.15	0.47	89.32	10.68
Newport Bancorp, Inc.	15.90	77.44	0.05	0.00	6.78	58.03	29.94	0.83	88.80	11.20
River Valley Bancorp	25.72	68.97	0.01	0.02	5.34	73.17	18.06	0.65	91.88	8.12
Rome Bancorp, Inc.	8.02	85.21	0.01	0.00	6.83	68.50	11.41	1.50	81.41	18.59
Wayne Savings Bancshares, Inc.	34.68	60.10	0.59	0.51	4.42	77.02	12.73	0.93	90.68	9.32
WVS Financial Corp.	82.33	16.03	0.00	0.00	1.79	56.93	34.40	0.83	92.16	7.84
Source: Eureka Financial Corp.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 25
Regulatory Capital, Credit Risk, and Loan Composition
As of or for the Latest Twelve Months Ended June 30, 2010

	Tier 1	Tier 1	Total						Other
	Leverage	Risk-	Risk-		Total			Resid.	Real Est.	Nonmtg.
	Capital	based	based	NPLs/	NPAs/	Resrvs./	Resrvs./	Mtgs./	Mtgs./	Loans/
	Ratio	Capital	Capital	Loans	Assets	NPAs	Loans	Loans	Loans	Loans

Eureka Financial Corp.	11.10	16.68	17.73	0.12	0.09	738.98	0.90	43.40	35.54	21.06

Comparative Group Average	9.51	14.34	15.22	1.73	1.13	68.88	1.04	52.00	36.27	11.74
Comparative Group Median	8.96	13.61	14.62	1.55	0.98	41.30	1.05	55.73	33.59	13.92

All Public Thrift Average	9.83	15.09	16.17	4.43	3.85	55.24	1.86	49.42	32.64	17.94
All Public Thrift Median	8.99	13.62	14.46	2.93	2.25	40.04	1.51	49.59	32.28	18.14

Comparative Group
Central Bancorp, Inc.	9.54	14.73	15.71	2.79	2.38	26.61	0.74	48.76	50.24	1.00
Elmira Savings Bank, FSB	8.68	15.54	16.65	1.33	0.84	71.76	1.00	58.24	18.56	23.20
FFD Financial Corporation	8.89	11.13	11.99	1.03	0.85	80.14	1.09	37.83	48.14	14.03
First Capital, Inc.	9.02	14.04	14.70	1.61	1.11	37.35	1.26	55.28	28.18	16.54
First Savings Financial Group, Inc.	7.78	11.12	12.06	1.49	1.47	43.61	1.20	56.89	29.30	13.81
Newport Bancorp, Inc.	9.03	13.67	14.87	0.39	0.35	222.74	1.00	61.56	37.87	0.57
River Valley Bancorp	9.24	13.20	14.06	3.08	1.59	38.05	0.87	44.73	47.69	7.58
Rome Bancorp, Inc.	17.00	23.16	24.07	0.79	0.74	90.85	0.89	61.70	19.32	18.98
Wayne Savings Bancshares, Inc.	8.19	13.54	14.54	1.91	1.54	38.98	1.22	56.18	28.92	14.90
WVS Financial Corp.	7.72	13.28	13.59	2.92	0.47	38.72	1.13	38.78	54.44	6.78
Source: Eureka Financial Corp.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
III. MARKET VALUE ADJUSTMENTS
General Overview
     This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoint of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded thrift institutions and relative to alternative investments.
     Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general. Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Stock Offering.
     In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:
(1) Earnings Prospects
(2) Financial Condition
(3) Market Area
(4) Management

Feldman Financial Advisors, Inc.
(5) Dividend Policy
(6) Liquidity of the Issue
(7) Subscription Interest
(8) Stock Market Conditions
(9) Recent Acquisition Activity
(10) New Issue Discount
(11) Effect of Government Regulations and Regulatory Reform
Earnings Prospects
     Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to profitably leverage the balance sheet. Each of the foregoing is an important factor to investors in assessing earnings prospects.
     As the nation’s economy continues to deal with the ramifications of the downturn in the housing industry, the contraction in the credit markets and high levels of unemployment, the U.S. Federal Reserve has lowered rates in an effort to stimulate the credit markets and to help the U.S. economy recover from the recently ended recession. The Bank derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. To counter the slowdown in the economy and in an effort to open up the credit markets and stimulate the economy, the Federal Reserve has reduced the fed funds rate to its current target level of 0.00% to 0.25%.
     While the Company derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities, it is also aided by its low operating

Feldman Financial Advisors, Inc.
expenses. For the fiscal years ended September 30, 2008 and 2009 and for the nine months ended June 30, 2010, the Company has been able to maintain a relatively constant and strong interest rate spread, while maintaining excellent asset quality and low expenses. For the year ended September 30, 2009, the Company recorded a net interest spread of 3.33% and reported a net interest spread of 3.34% for the nine months ended June 30, 2010. During this same period, the Company’s level of non-interest expense to average assets ranged from 2.50% for fiscal year 2008 to 2.15% (on an annualized basis) for the nine months ended June 30, 2010.
     The infusion of capital from the Stock Offering will provide the Company with the additional operating flexibility and opportunities, and the Company believes that it will be able to prudently invest these proceeds in a timely fashion and generate significant returns on these funds. In the current business cycle, interest rate risk poses a threat to the Company’s future earnings growth. While the reinvestment returns from the offering proceeds will augment the Company’s net income, the positive impact is restrained by the added expenses associated with becoming an SEC reporting company and the stock benefit plans. In light of the Company’s current earnings base, its pro forma profitability ratios (ROA, ROE and efficiency ratio) are expected to continue to exceed the Comparative Group’s performance in the near term. Thus, we believe a slight upward adjustment is warranted for the Company’s near term earnings prospects as compared to the Comparative Group.
Financial Condition
     As noted in Chapter II, with total assets of $124.8 million, the Company is smaller as compared to the Comparative Group median of $428.9 million. At the pro forma midpoint of the offering range, the Company is expected to have total assets approximating $131.3 million. The Company has a higher level of net loans as a percentage of total assets at 77.1% compared to the

Feldman Financial Advisors, Inc.
Comparative Group median of 68.9% while having a lower level of cash and securities at 16.9% of total assets as compared to the Comparative Group median of 25.7%.
     The Company has a higher level of deposits and a lower reliance on borrowed funds as compared to the Comparative Group. As a percentage of total assets, the Company has a deposit ratio of 86.3% and a borrowings-to-assets ratio of 0.8% compared to the Comparative Group medians of 71.4% and 16.7%, respectively.
     The Company’s equity to assets ratio of 11.25% is above the Comparative Group median of 9.89% and at the pro forma midpoint of the offering range, the Company is projected to have a significantly enhanced equity-to-assets ratio of 15.59%. The Company has an intangibles-to-assets ratio of 0.0% compared to the Comparative Group median of 0.0%.
     An area of importance for investors is the level of nonperforming loans and the level of allowance for loan losses as compared to the level of nonperforming assets. The Company’s level of nonperforming assets as a percentage of total assets at 0.09% is significantly lower than the Comparative Group median of 0.98%. The Company’s level of reserves as a percentage on nonperforming assets at 738.98% is significantly higher than that of Comparative Group median of 41.30%.
     Taken as a whole, we believe that a slight upward adjustment is warranted for financial condition due to the Company’s levered balance sheet and excellent asset quality, which will be enhanced with the addition of the capital raised in the Offering.

Feldman Financial Advisors, Inc.
Market Area
     The Company’s market area can be defined as having a relatively stable economic climate, which enables the Company to continue to produce strong earnings while keeping nonperforming assets at low levels. This stable economic climate is offset somewhat by the limited growth of the market. The members of the Comparative Group were drawn from across the Mid-Atlantic, Midwestern and New England regions of the United States and are characterized by a cross-section of market areas. Demographic data for the Company’s local market projects income growth below that of the United States as a whole. The Company’s market area has lower per capita and household income levels and lower unemployment rates than those of the United States. We do not believe that market area conditions affecting the Company warrant a valuation adjustment.
Management
     The Company’s Chief Executive Officer (“CEO”), Edward F. Seserko, has served as a director of the Bank since 1986 and as President and Chief Executive Officer of the Bank since 1991. Mr. Seserko also served as Assistant Treasurer of the Bank from 1978 to 1991 and has been employed by the Bank since 1976. Gary B. Pepper is the Chief Financial Officer and Secretary of the Bank, where he has been employed since 1991. Prior to 1991, Mr. Pepper was employed as senior auditor of First Federal of Pittsburgh. Under their leadership, the Company has produced strong financial performance over the past few years. We believe that investors will take into account that the Company is professionally and knowledgeably managed by a team of experienced banking executives. Based on these considerations, we believe no adjustment is warranted based on management.

Feldman Financial Advisors, Inc.
Dividend Policy
     As of June 30, 2010, Eureka paid a quarterly cash dividend of $0.15 per share, which equals $0.60 per share on an annualized basis. After the conversion, the Company intends to continue to pay cash dividends on a quarterly basis. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including the Company’s capital requirements, its financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. The Company can give no assurance can that it will continue to pay uninterrupted dividends in the future or that they will not be reduced or eliminated at any time.
     Payment of cash dividends has become commonplace among healthy publicly traded thrifts. Eight of the ten members of the Comparative Group companies currently pay dividends. The median dividend yield of the Comparative Group was 4.41% as of September 15, 2010, and was above the median All Public Thrift dividend yield of 1.71%. We believe that no adjustment is necessary for this factor.
Liquidity of the Issue
     All ten members of the Comparative Group are listed on the NASDAQ National Market. The Company currently has its common stock listed for trading on the OTC Bulletin Board and following the Stock Offering will continue to be a listed company on the Bulletin Board. Thus, we believe that, relative to the Comparative Group a downward adjustment is warranted to address this factor.

Feldman Financial Advisors, Inc.
Subscription Interest
     Until the downturn in the housing market and the related tightening of both the credit and capital markets, initial public offerings (“IPOs”) of thrift stocks had attracted a great deal of investor interest. As recently as 2007, there were 26 total completed conversions. The total number fell to ten for 2008 and only six in 2009. Conversion activity has experienced a turnaround in 2010, with 15 transactions being completed through the end of August 2010. Of the 15 completed transactions in 2010, eight were standard conversions and seven were second-step conversion transactions.
     The Company has retained the services of Sandler O’Neill + Partners, L.P. to assist in the marketing and sale of the Stock Offering. The Company also has an employee stock ownership plan (“ESOP”) that will purchase common stock in the offering. The Company’s Board members and executive officers currently anticipate purchasing 80,500 shares representing an aggregate amount of $805,000 of common stock. The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 30,000 shares.
     Based on preliminary indications from its marketing agent, Eureka anticipates that a large portion of its second-step offering will be sold in the subscription and community offering, with a limited amount to be sold in the syndicated portion. As observed from the recent second-step transactions, this is an unusual occurrence. The subscription characteristics of second-step offerings are significantly different from standard conversion offerings because of the exchange ratio implications and the fact that investors in publicly traded issues can readily purchase shares of the predecessor company in the open market. Therefore, absent actual results of the Company’s subscription offering (as well as actual market conditions prevailing during the subscription offering), we do not believe any adjustment is warranted at this time.

Feldman Financial Advisors, Inc.
Stock Market Conditions
     Table 26 displays the performance of the SNL Thrift Index of all publicly traded thrifts, the SNL Thrift Index (of thrifts with assets less than $500 million), the SNL Thrift Index of Mid-Atlantic Thrifts and the SNL Bulletin Board Thrift Index as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) since year-end 2006. The SNL Thrift Indexes have significantly underperformed the broader stock index. The SNL Thrift Index of all publicly traded thrifts declined 70.4% over this period while the SNL Thrifts < $500 million declined by 33.7% and the Mid-Atlantic Thrift Index declined by 41.0% during the period from December 31, 2006 to September 15, 2010, as compared to the S&P 500 decreasing by 20.7%. Since January 1, 2010, the SNL Thrift Index declined by 7.8% while the SNL Thrift Index < $500 Million and the SNL Mid-Atlantic Thrift Index increased by 5.2% and 0.2%, respectively. The S&P 500 index decreased by 0.1% over this same period.
     After reporting near record earnings of $15.9 billion in 2006, earnings of thrift industry institutions began to suffer as the housing market turned negative and the industry recorded losses of $0.6 billion in 2007 and a significant loss of $15.8 billion in calendar 2008. The problems in the housing industry also had a significant negative effect on asset quality measures.
     Net income for calendar 2009 was $29 million, the first annual net income reported by the thrift industry since 2006. Net income in 2009 was up from net losses of $15.9 billion in 2008 and $0.6 billion in 2007. On August 25, 2010, the OTS reported that for the second quarter of calendar 2010, the industry recorded profits of $1.5 billion or 0.64% of average assets, the fourth consecutive quarter of profitability for the industry, down from the $1.7 billion reported for the first quarter of 2010. Asset quality also showed signs of stabilizing, as troubled assets were slightly lower than during the previous quarter and a year earlier, but remained at elevated levels.

Feldman Financial Advisors, Inc.
Table 26
Comparative Stock Index Performance
December 31, 2006 to September 15, 2010
(Index Value 100 = 12/31/06)

Feldman Financial Advisors, Inc.
     Troubled assets (noncurrent loans and repossessed assets) fell to 3.21% of assets at the end of the second quarter of calendar 2010, from 3.28% at the end of the previous quarter and 3.50% one year earlier. The number of problem thrifts, those with examination ratings of 4 or 5, increased to 54 thrifts at June 30, 2010 from 50 thrifts at March 31, 2010 and 40 thrifts at June 30, 2009. Generally speaking, the OTS regulated thrifts continued to be strongly capitalized with 93.4% of the industry reporting capital exceeding “well-capitalized” regulatory standards. However, we continue to believe the uncertain industry environment and the volatile swings in the market for bank and thrift stocks warrant a downward adjustment.
Recent Acquisition Activity
     Acquisition speculation is one factor underpinning the prices of thrift stocks. Table 27 summarizes recent acquisition activity involving banks and thrifts based in Pennsylvania. Since January 1, 2008, there have been 25 acquisitions involving Pennsylvania financial institutions, six of which were thrift institutions. Of the six acquisitions announced in 2010, one involved an institution with operations in the Allegheny County market. Given the fact that the Company is undertaking a second-step offering, we do not believe that acquisition premiums are a factor to consider in determining the Company’s pro forma market value. We believe that any speculative interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in the Company’s stock should tend to be less compared to the stocks of the Comparative Group companies.

Feldman Financial Advisors, Inc.
Marketability Discount
     A “marketability” discount that reflects investor concerns and investment risks inherent in IPOs and second-step offerings is a factor to be considered for purposes of valuing converting thrifts. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 28 presents a summary of recent conversion offerings since January 1, 2008, including both second-step and standard transactions.
     As noted earlier, thrift stock conversion activity had diminished considerably in the wake of a sharp downturn in market conditions. There were only four standard conversion offerings and one second-step offering in 2008, followed by three standard offerings and two second-step offerings in 2009. However, eight standard offerings and seven second-step offering have occurred thus far in 2010. The after-market performance of thrift offerings has continued to be weak for second-step offerings.
     Of the 15 standard conversions completed since January 1, 2008, the average and median one-week price changes were 5.8% and 1.5%, respectively. The 10 second-step conversion offerings exhibited average and median one-week price changes of 3.9% and 2.5%, respectively over this same time period. Of the seven completed second-step transactions in 2010, the average and median one-week price changes were negative 0.1% and negative 1.6%, respectively. Three of the second-step offerings completed in 2010 (Jacksonville, Colonial and Fox Chase) were closed at the offering minimum, three of the second-step offerings (Oneida, Viewpoint and Eagle) pricing approximately at the midpoint and one offering (Oritani) priced between the midpoint and the maximum.

Feldman Financial Advisors, Inc.
     There were four second-step transactions that closed in the month of July 2010 and the median offer price as a percent of pro forma book value and tangible book value was 66.6% and 79.3%, respectively. Of these four transactions, only one (Jacksonville Bancorp) is trading above its offer price, trading at $10.40 per share or 4.0% above its IPO price of $10.00. The median offer price as a percent of book value and tangible book value for the seven completed second-step transactions in 2010 was 72.6% and 81.2%, respectively. Similar to the transactions completed in July 2010, the second-step transactions completed earlier in the year have exhibited weak performance in the aftermarket, with all trading below their offering price.
     A number of thrift MHC stock issues are in the process of conducting second-step conversion stock offerings, but have not yet been completed. Notably, the pro forma ratios for many second-step issues tend to reflect comparatively higher price-to-book ratios, due in part to their seasoned history as a public company versus standard thrift issues converting from mutual form initially. Many of the second-step companies have had time and experience to re-invest and leverage the capital raised through their initial offerings in attempt to demonstrate positive track records of generating asset expansion and earnings growth as public companies. Based on these factors, and the specific characteristics of second-step stock issues, many of these offerings are priced at pro forma ratios comparable to publicly traded companies and we believe a slight downward adjustment is necessary.

Feldman Financial Advisors, Inc.
Table 27
Summary of Recent Pennsylvania Acquisition Activity
Transactions Announced Since January 1, 2008

				Seller’s Prior Financial Data							Offer Value to
				Total	Equity/	YTD	YTD			Offer	Book	Tang.	LTM	Total
			B/T	Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	State	Seller	(1)	($Mil.)	(%)	(%)	(%)	Anncd.	(2)	($Mil.)	(%)	(%)	(x)	(%)

Average				3,619.3	9.78	(0.54)	(7.60)			148.1	106.4	127.2	27.94	12.60
Median				202.0	8.39	(0.26)	(3.04)			32.8	100.2	114.8	25.98	8.37

Investor group	NJ	Colonial American Bank	B	23.8	7.97	(2.46)	(29.30)	09/07/10	P	NA	97.8	97.8	NM	53.9
Investor group		Royal Asian Bank	B	94.5	13.06	(1.77)	(13.85)	08/25/10	P	NA	NA	NA	NA	NA
Customers USA Bank	PA	Berkshire Bancorp, Inc.	B	147.1	8.04	0.07	0.89	08/24/10	P	NA	NA	NA	NA	NA
F.N.B. Corporation	PA	Comm Bancorp, Inc.	B	641.8	8.36	(0.82)	(9.59)	08/09/10	P	67.8	126.4	127.3	NM	10.6
WSFS Financial Corporation	DE	Christiana Bank & Trust Company	B	202.0	21.48	0.48	2.64	06/23/10	P	34.5	79.5	189.7	NM	17.1
Continental Bank Holdings, Inc.	PA	First Resource Bank	B	127.5	11.29	0.37	3.36	05/13/10	P	8.0	NM	NM	NM	6.3
Bank of Princeton	NJ	MoreBank	B	72.6	6.38	(0.26)	(4.00)	05/05/10	P	5.5	118.7	118.7	NM	7.6
Northwest Bancshares, Inc.	PA	NexTier Incorporated	B	588.0	4.15	(2.35)	(35.67)	05/05/10	P	20.3	83.1	105.0	NM	3.5
Donegal Group Inc.	PA	Union National Financial Corporation	B	501.9	6.08	(0.40)	(6.32)	04/19/10	P	25.2	89.9	89.9	NM	5.5
Tower Bancorp, Inc.	PA	First Chester County Corporation	B	1,306.7	6.23	(0.35)	(5.35)	12/27/09	P	64.8	79.7	88.4	NM	5.0
Bryn Mawr Bank Corporation	PA	First Keystone Financial, Inc.	T	525.4	6.22	(0.33)	(4.97)	11/03/09	C	32.8	100.2	100.2	NM	6.2
First Niagara Financial Group, Inc.	NY	Harleysville National Corporation	B	5,646.2	8.39	0.33	3.83	07/26/09	C	239.8	50.6	114.8	10.7	4.3
Fidelity Savings and Loan Associatio	PA	Croydon Savings Bank	T	12.9	7.60	(7.67)	(93.25)	06/16/09	C	NA	NA	NA	NA	NA
Northwest Bancorp, Inc. (MHC)	PA	Keystone State Savings Bank	T	25.7	14.71	(0.38)	(2.62)	01/29/09	C	NA	NA	NA	NA	NA
Chemung Financial Corporation	NY	Canton Bancorp, Inc.	B	83.0	8.91	(0.31)	(3.34)	12/17/08	C	7.7	103.5	103.5	NM	9.2
Penseco Financial Services Corporati	PA	Old Forge Bank	B	217.8	15.50	1.12	7.18	12/05/08	C	58.0	171.8	172.6	22.3	26.6
Graystone Financial Corp.	PA	Tower Bancorp, Inc.	B	549.9	13.34	0.95	7.04	11/12/08	C	46.3	NM	NM	NM	NM
JTNB Bancorp, Inc.	PA	Nesquehoning Savings Bank	B	35.8	10.49	0.39	3.59	10/29/08	C	4.5	119.8	119.8	37.8	12.6
Banco Santander, S.A.		Sovereign Bancorp, Inc.	T	77,321.4	9.49	(1.27)	(13.33)	10/13/08	C	1,909.9	34.4	69.8	NM	3.3
First Chester County Corporation	PA	American Home Bank, National Associatio	B	267.9	6.30	0.04	0.56	09/18/08	C	17.7	105.1	114.5	44.9	6.6
First Perry Bancorp, Inc.	PA	HNB Bancorp, Inc.	B	80.0	12.80	0.62	4.78	06/18/08	C	11.3	NA	NA	NA	NA
Harleysville National Corporation	PA	Willow Financial Bancorp, Inc.	T	1,568.9	12.74	0.30	2.32	05/20/08	C	161.5	80.8	178.7	27.7	10.3
NOVA Financial Holdings, Inc.	PA	Pennsylvania Business Bank	B	121.0	6.68	(0.19)	(3.04)	04/17/08	C	11.1	137.2	137.2	NM	9.2
Sharon MHC	PA	Morton Savings Bank	T	19.5	5.74	(0.66)	(10.79)	02/25/08	C	NA	NA	NA	NA	NA
F.N.B. Corporation	PA	Iron & Glass Bancorp, Inc.	B	300.4	12.65	1.15	9.35	02/14/08	C	87.7	231.0	235.5	24.3	29.2

(1)	B=bank; T=thrift.

(2)	P=pending; C=completed.
Source: SNL Financial.

Feldman Financial Advisors, Inc.
Table 28
Summary of Recent Standard and Second-Step Conversions
Transactions Completed Since January 1, 2008

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		9/15/10	Price Change			Change
				Total	Offering	Book	Tang.	LTM	IPO	Closing	One	One	One	Thru
		Stock	Conv.	Assets	Proceeds	Value	Book	EPS	Price	Price	Day	Week	Month	9/15/10
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	($)	($)	(%)	(%)	(%)	(%)

Second-Step — Average				1,594.5	153.1	74.0	79.2	42.5	NA	NA	3.2	3.9	3.6	3.6
Second-Step — Median				682.6	32.5	70.6	76.9	24.8	NA	NA	4.3	2.5	0.2	(1.7)

Standard — Average				421.7	51.9	57.2	59.5	25.1	NA	NA	7.4	5.8	6.0	15.4
Standard — Median				246.0	26.8	58.0	58.8	23.7	NA	NA	0.3	1.5	3.1	10.2

Second-Step Offerings
Jacksonville Bancorp, Inc.	IL	NASDAQ	07/15/10	289.4	10.4	55.2	59.9	12.4	10.00	10.40	6.5	5.8	1.3	4.0
Colonial Financial Services, Inc.	NJ	NASDAQ	07/13/10	567.9	23.0	64.7	64.7	27.8	10.00	9.68	0.5	(1.6)	(2.6)	(3.2)
Oneida Financial Corp.	NY	NASDAQ	07/07/10	596.3	31.5	68.6	97.8	13.3	8.00	7.76	(6.3)	(3.1)	(1.3)	(3.0)
ViewPoint Financial Group, Inc.	TX	NASDAQ	07/07/10	2,477.4	198.6	93.6	93.9	99.2	10.00	9.00	(5.0)	(2.9)	(3.0)	(10.0)
Fox Chase Bancorp, Inc.	PA	NASDAQ	06/29/10	1,156.4	87.1	72.6	72.6	142.9	10.00	9.58	(4.1)	(3.7)	(1.8)	(4.2)
Oritani Financial Corp.	NJ	NASDAQ	06/24/10	2,054.2	413.6	90.6	90.6	32.8	10.00	9.96	3.1	0.0	(0.9)	(0.4)
Eagle Bancorp Montana, Inc.	MT	NASDAQ	04/05/10	306.1	24.6	81.2	81.2	12.3	10.00	9.25	5.5	5.0	4.0	(7.5)
Ocean Shore Holding Co.	NJ	NASDAQ	12/21/09	742.6	33.5	63.0	63.0	17.3	8.00	11.64	7.5	11.9	13.1	45.5
Northwest Bancshares, Inc.	PA	NASDAQ	12/18/09	7,132.0	688.8	89.0	103.8	24.8	10.00	11.47	13.5	13.0	14.0	14.7
BCSB Bancorp, Inc.	MD	NASDAQ	04/11/08	622.5	19.8	61.8	65.0	NM	10.00	10.00	10.4	14.9	13.5	0.0

Standard Offerings
United American Savings Bank	PA	OTCBB	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	10.50	0.0	(5.0)	5.0	5.0
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	10.62	4.0	7.5	4.2	6.2
Fairmount Bancorp, Inc.	MD	OTCBB	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	12.00	NA	5.0	10.0	20.0
Harvard Illinois Bancorp, Inc.	IL	OTCBB	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	6.50	0.0	0.0	(1.0)	(35.0)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	11.02	3.9	1.5	3.0	10.2
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	11.40	18.5	14.0	9.9	14.0
Versailles Financial Corporation	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	10.95	16.0	15.0	10.6	9.5
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	16.79	49.9	47.2	48.0	67.9
St. Joseph Bancorp, Inc.	MO	Pink	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc.	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	13.75	0.0	5.0	5.0	37.5
First Savings Financial Group, Inc.	IN	NASDAQ	10/07/08	215.4	24.3	51.1	51.1	NM	10.00	13.25	(1.0)	(4.0)	(8.0)	32.5
Home Bancorp, Inc.	LA	NASDAQ	10/03/08	448.1	89.3	69.7	69.7	19.2	10.00	13.24	14.9	3.5	3.1	32.4
Cape Bancorp, Inc.	NJ	NASDAQ	02/01/08	620.1	78.2	73.2	105.8	50.0	10.00	7.52	0.5	0.1	(2.0)	(24.8)
Danvers Bancorp, Inc.	MA	NASDAQ	01/10/08	1,324.1	171.9	83.7	83.9	29.4	10.00	15.53	(2.6)	(2.2)	2.6	55.3
Source: SNL Financial.
Effect of Government Regulations and Regulatory Reform
     As a fully converted stock thrift insured by the FDIC and supervised by its primary regulator, Eureka will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of June 30, 2010, the Company’s subsidiary banking institution was considered well capitalized, similar to all the members of the Comparative Group.

Feldman Financial Advisors, Inc.
     The recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including Eureka Bank and Eureka Financial Corp. Under the new law, Eureka Bank’s primary regulator, the Office of Thrift Supervision, will be eliminated and existing federal thrifts will be subject to regulation and supervision by the Office of Comptroller of the Currency, which currently supervises and regulates all national banks. Savings and loan holding companies will be regulated by the Federal Reserve Board, which will have the authority to promulgate new regulations governing Eureka Financial Corp. that will impose additional capital requirements and may result in additional restrictions on investments and other holding company activities. The law also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance. The federal preemption of state laws currently accorded federally chartered financial institutions will be reduced. In addition, regulation mandated by the new law could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices, which may have a material impact on our operations. Because the regulations under the new law have not been promulgated, the full impact of the legislation is uncertain.
     Therefore, given these factors, we believe that no adjustment is necessary for the effect of government regulations and regulatory reform.

Feldman Financial Advisors, Inc.
Adjustments Conclusion
     Based upon our analysis, we believe that a slight upward adjustment is appropriate for earnings and for financial condition. Downward adjustments are appropriate for market conditions, marketability discount and new issue discount. We do not believe that any of the other previously described areas specifically analyzed result in an upward or downward adjustment relative to the Comparative Group.
Valuation Approach
     In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Due to the problems in the banking industry, investors have placed a greater emphasis on the P/B and P/TB multiples for many institutions. However, for institutions reporting consistent core earnings, such as Eureka, pricing ratios related to earnings and core earnings continue to remain important. Accordingly, we have placed emphasis on the P/E based ratios and also gave the P/B and P/TB ratios strong consideration as pricing guidelines.
     Table 29 displays the market price valuation ratios of the Comparative Group as of September 15, 2010. Averages for the All Public Thrift aggregate are also shown in Table 29. Table 29 also includes the pro forma valuation ratios attributable to the Bank as compared to the Comparative Group. Exhibit IV displays the pro forma assumptions and calculations utilized in analyzing the Bank’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Bank’s pro forma valuation ratios relative to the Comparative

Feldman Financial Advisors, Inc.
Group valuation data and recent thrift IPO valuations.
     Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B and P/TB comparisons. As mentioned previously, the P/E ratio and the price-to-core earnings ratio continue to remain important for institutions reporting consistent earnings and were a focus of our valuation estimate. The P/B and P/TB ratios are also an important valuation ratio in the current thrift stock environment and were also considered in developing our estimate of the Bank’s pro forma market value.
     Based on the Company’s operating performance, market movements of the Company’s currently traded MHC securities, the Comparative Group and the current market conditions for thrift stocks; we have determined the midpoint of the valuation range, on a fully converted basis, to be $13.8 million as of September 15, 2009. This midpoint valuation produces a minimum valuation of $11.7 million, a maximum of $15.9 million and an adjusted maximum of $18.3 million.
     The median P/B ratio for the Comparative Group was 82.8% and the median P/TB ratio was 85.6%. At the midpoint value of $13.8 million based on the assumptions summarized in Exhibit IV, we have determined a pro forma P/B and P/TB ratio of 67.5% for the Company. Employing a range of 15% above and below the midpoint, the resulting minimum value of $11.7 million reflects a 60.5% P/B and P/TB ratio and the resulting maximum value of approximately $15.9 million reflects a 73.8% P/B and P/TB ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $18.3 million and a P/B and P/TB ratio of 80.4%.

Feldman Financial Advisors, Inc.
     The Company’s pro forma midpoint P/B and P/TB ratio of 67.5% reflects an 18.4% discount to the Comparative Group median P/B ratio of 82.8% and a 21.1% discount to the Comparative group median P/TB ratio of 85.6%. Compared to the All Public Thrift P/B median of 67.9% and median P/TB ratio of 74.7%, the Company’s ratio at the midpoint reflects discounts of 0.6% and 9.6%, respectively. At the minimum of the offering range, the Company’s pro forma P/B and P/TB ratio of 60.5% reflects a 26.9% discount to the Comparative Group median P/B ratio and a 29.3% discount to the Comparative Group median P/TB ratio.
     The Company’s pro forma midpoint P/E ratio of 16.1x reflects a 16.3% premium to the Comparative Group median P/E ratio of 13.9x and a 23.3% premium to the All Public Thrift median of 13.1x. At the minimum, the Company’s pro forma P/E ratio of 13.3x reflects a 3.8% discount to the Comparative Group median and a 1.9% premium to the All Public Thrift median.
     The Company’s pro forma midpoint price-to-core earnings ratio of 16.1x reflects a 9.4% premium to the Comparative Group median price-to-core-earnings ratio of 14.7x and a 17.6% premium to the All Public Thrift median of 13.7x. At the minimum, the Company’s pro forma price-to-core-earnings ratio of 13.3x reflects a 9.5% discount to the Comparative Group median and a 2.8% discount to the All Public Thrift median.
     Based on the P/A measure, the Company’s pro forma midpoint of $13.8 million reflects a corresponding valuation ratio of 10.5%, ranging from 9.0% at the minimum to 12.0% and 13.7% at the maximum and adjusted maximum, respectively. Pricing at the midpoint, the P/A ratio is at a 58.7% premium to the Comparative Group median of 6.6%, and a 63.7% premium to the All Public Thrift median of 6.4%.

Feldman Financial Advisors, Inc.
     Eureka Financial Corp., in its current mutual holding company ownership structure, has public shares outstanding and is currently traded on the bulletin board. As a bulletin board listed company, it is thinly traded and trades of limited volume may produce large swings in trading price. However, recent trades may be an indicator of investor interest in the Company’s conversion stock and therefore received some consideration in our valuation. Based on Eureka’s current trading level of $14.25 as of September 15, 2010 (the last trade occurred on August 30, 2010), its market capitalization approximates $18.0 million or $4.2 million more than the midpoint of the valuation range. Eureka’s market price has ranged from $11.75 to $18.00 per share since August 1, 2010. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current market value of Eureka’s stock market value may become more important towards the closing of the offering.
Valuation Conclusion
     It is our opinion that, as of September 15, 2010, the aggregate estimated pro forma market value of the Company on a fully converted basis was within the Valuation Range of $11,744,610 to $15,889,770 with a midpoint of $13,817, 190. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $18,273,233. Exhibit IV displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value on a fully converted basis.

Feldman Financial Advisors, Inc.
Table 29
Pro Forma Comparative Valuation Analysis
Eureka Financial Corp. and the Comparative Group
Computed from Market Price Data as of September 15, 2010

	Closing	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Eureka Bancorp, Inc.
Pro Forma Minimum	$10.00	11.7	13.3	13.3	60.5	60.5	9.02	14.91	14.91	NA
Pro Forma Midpoint	$10.00	13.8	16.1	16.1	67.5	67.5	10.53	15.59	15.59	NA
Pro Forma Maximum	$10.00	15.9	18.9	18.9	73.8	73.8	12.01	16.27	16.27	NA
Pro Forma Adjusted Maximum	$10.00	18.3	21.7	21.7	80.4	80.4	13.69	17.03	17.03	NA
Comparative Group Average	NA	31.6	20.1	18.5	78.6	85.9	7.97	10.50	9.91	3.46
Comparative Group Median	NA	27.7	13.9	14.7	82.8	85.6	6.64	9.89	8.88	4.41
All Public Thrift Average (1)	NA	317.3	15.0	14.5	69.6	77.5	7.74	11.04	10.24	1.92
All Public Thrift Median (1)	NA	56.5	13.1	13.7	67.9	74.7	6.43	9.95	9.14	1.71

Comparative Group
Central Bancorp, Inc.	$12.25	20.4	10.4	9.0	57.0	60.8	3.95	8.63	8.24	1.63
Elmira Savings Bank, FSB	$15.75	30.9	9.6	9.8	81.8	124.7	6.42	11.26	8.89	5.08
FFD Financial Corporation	$14.00	14.2	14.7	14.7	77.4	77.4	6.85	8.86	8.86	4.86
First Capital, Inc.	$14.67	40.9	17.5	17.3	85.6	96.8	8.93	10.45	9.36	5.18
First Savings Financial Group, Inc.	$13.25	32.0	13.0	9.1	59.7	71.0	6.38	10.68	9.15	0.00
Newport Bancorp, Inc.	$12.08	44.0	35.5	32.0	87.2	87.2	9.76	11.20	11.20	0.00
River Valley Bancorp	$15.00	22.7	8.3	8.6	83.8	84.0	5.82	8.12	8.11	5.60
Rome Bancorp, Inc.	$9.10	61.7	16.3	16.9	100.6	100.6	18.71	18.59	18.59	3.96
Wayne Savings Bancshares, Inc.	$8.15	24.5	10.1	NA	64.5	68.2	6.01	9.32	8.86	2.94
WVS Financial Corp.	$11.91	24.5	66.2	49.5	88.2	88.2	6.91	7.84	7.84	5.37

(1)	Excludes mutual holding companies and companies subject to announced acquisitions.
Source: Eureka Financial. Corp..; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Exhibit I
Background of Feldman Financial Advisors, Inc.
Overview of Firm
Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.
Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with CS First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.
Background of Senior Professional Staff
Trent Feldman — President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.
Peter Williams — Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.
Michael Green — Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.
Greg Izydorczyk — Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

Feldman Financial Advisors, Inc.
Exhibit II-1
Statement of Condition
As of June 30, 2010 and September 30, 2008 to 2009
(Dollars in Thousands)

	June 30,	September 30,
	2010	2009	2008

Assets:
Cash and due from banks	$882	$897	$635
Interest-bearing deposits in other banks	11,661	4,521	2,568

Cash and cash equivalents	12,542	5,418	3,203

Investment securities available for sale	116	583	486
Investment securities held to maturity	7,545	3,053	3,939
Mortgage-backed securities available for sale	42	58	108
Loans receivable (net)	96,297	94,490	82,651
Real estate owned	—	—	—
Premises and equipment	1,326	1,429	1,533
Federal Home Loan Bank stock	796	796	437
Deferred tax asset	3,510	2,198	705
Other assets	2,652	766	912
Total Assets	$124,828	$108,791	$93,974

Liabilities and Retained Earnings
Liabilities:
Deposits	$107,664	$91,774	$80,229
Borrowed funds	1,000	2,000	2,000
Advances by borrowers for taxes and insurance	502	430	402
Accrued interest payable and other liabilities	1,620	783	721

Total liabilities	110,785	94,987	83,352

Retained Earnings:
Common stock	138	138	138
Additional paid in capital	6,349	6,351	6,359
Retained earnings — substantially restricted	9,209	8,711	5,743
Accumulated other comprehensive income (loss)	(184)	84	20
Treasury stock	(1,469)	(1,481)	(1,639)

Total Stockholders’ equity	14,043	13,804	10,622

Total Liabilities and Stockholders’ Equity	$124,828	$108,791	$93,974

Source: Eureka Financial Corp, financial statements.

Feldman Financial Advisors, Inc.
Exhibit II-2
Statement of Operations
For the Nine Months Ended June 30, 2009 and 2010
and For the Fiscal Years Ended September 30, 2008 and 2009
(Dollars in Thousands)

	Nine Months Ended June 30,		Year Ended September 30,
	2010	2009	2009	2008
	(in thousands)
Interest Income
Loans receivable	$4,439	$4,272	$5,743	$5,230
Investment securities	174	197	241	834
Mortgage-backed securities	3	4	5	10

Total Interest Income	4,616	4,473	5,989	6,075

Interest Expense
Deposits	1,513	1,763	2,299	2,757
Borrowed funds	43	77	92	140

Total Interest Expense	1,556	1,840	2,391	2,897

Net Interest Income	3,060	2,633	3,598	3,178

Provision for Loan Losses	40	60	128	170

Net Interest Income After Provisions for Loan Losses	3,020	2,573	3,470	3,008

Non-Interest Income
Fees on NOW accounts	30	30	40	53
Loss on sale of other real estate	—	—	—	(9)
Loss on sale of securities	(15)	—	—	—
Impairment loss on securities	—	—	—	(7,785)
Other	22	27	36	66

Total Non-Interest Income	37	57	76	(7,675)

Non-Interest Expenses
Compensation and employee benefits	1,130	1,057	1,405	1,442
Occupancy and equipment	250	268	365	334
Computer	130	123	166	200
Legal and accounting	172	161	214	152
Donations	8	4	5	55
FDIC insurance premiums	79	85	192	10
Other	152	175	229	310

Total Non-Interest Expenses	1,936	1,873	2,575	2,502

Income Before Income Taxes	1,136	757	971	(7,169)

Income Taxes	400	(2,452)	(2,421)	65

Net Income	$736	$3,209	$3,392	$(7,234)

Earnings per common share—basic	$0.58	$2.57	$2.71	$5.84

Earnings per common share—diluted	$0.58	$2.56	$2.71	$5.84

Source: Eureka Financial Corp., financial statements.

Feldman Financial Advisors, Inc.
Exhibit II-3
Loan Portfolio Composition
As of June 30, 2010 and September 30, 2008 to 2009
(Dollars in Thousands)

			At September 30,
	At June 30, 2010		2009		2008
		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total

Real estate loans:
Residential mortgage (1-4 family)	$40,636	41.76%	$39,113	40.97%	$35,172	42.11%
Real estate construction	1,382	1.42%	1,552	1.63%	785	0.94%
Multi-family and commercial	33,203	34.12%	32,043	33.57%	28,326	33.91%

Total real estate loans	75,221	77.30%	72,708	76.17%	64,283	76.96%

Other loans:
Home equity and second mortgages	1,597	1.64%	1,753	1.84%	1,785	2.14%
Other consumer loans	769	0.79%	410	0.43%	202	0.24%
Commercial business loans	19,728	20.27%	20,588	21.57%	17,254	20.66%

Total other loans	22,094	22.70%	22,751	23.83%	19,241	23.04%

Total gross loans	$97,315	100.00%	$95,459	100.00%	$83,524	100.00%

Less:
Deferred loan fees	(146)		(137)		(113)
Allowance for loan losses	(872)		(832)		(760)

Total loans, net	$96,297		$94,490		$82,651

Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Exhibit II-4
Investment Portfolio Composition
As of June 30, 2010 and September 30, 2008 to 2009
(Dollars in Thousands)

	At June 30,		At September 30,
	2010		2009		2008
	Amortized	of	Amortized	of	Amortized	of
	Cost	Total	Cost	Total	Cost	Total

Securities available-for-sale, at fair value:
Fannie Mae preferred stock	$20	12.66%	$77	12.01%	$93	15.66%
Freddie Mac preferred stock	79	50.00%	430	67.08%	321	54.04%
Freddie Mac common stock	17	10.76%	76	11.86%	72	12.12%
Freddie Mac certificates	10	6.33%	12	1.87%	16	2.69%
Fannie Mae certificates	32	20.25%	46	7.18%	92	15.49%

Total securities available for sale	158	100.00%	641	100.00%	594	100.00%

Securities held-to-maturity, at book value:
Obligations of states & political subdivisions	802	10.6%	803	26.3%	1,139	28.9%
Government agency debentures	6,743	89.37%	2,250	73.70%	2,800	71.08%

Total securities held to maturity	7,545	100.00%	3,053	100.00%	3,939	100.00%
Total	$7,703	100.00%	$3,694	100.00%	$4,533	100.00%

Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Exhibit II-5
Deposit Account Distribution
As of June 30, 2010 and September 30, 2008 to 2009
(Dollars in Thousands)

	At June 30, 2010			At September 30,
				2009			2008
			Weighted			Weighted			Weighted
		Percent of	Average		Percent of	Average		Percent of	Average
	Amount	Total	Rate	Amount	Total	Rate	Amount	Total	Amount
Non-interest-bearing demand	$4,057	3.77%	—	$2,498	2.72%	—	$660	0.82%	—
Interest-bearing demand	21,092	19.59%	0.81%	16,726	18.23%	1.20%	13,581	16.93%	1.79%
Savings accounts	18,629	17.30%	0.56%	17,319	18.87%	0.80%	15,811	19.71%	1.37%

Total	43,778	40.66%	0.63%	36,543	39.82%	0.93%	30,052	37.46%	1.53%
Total certificates of deposit	63,886	59.34%	2.58%	55,231	60.18%	3.17%	50,177	62.54%	4.14%

Total deposits	$107,664	100.00%	1.79%	$91,774	100.00%	2.28%	$80,229	100.00%	3.16%

Source: Eureka Financial Corp., preliminary prospectus.

Feldman Financial Advisors, Inc.
Exhibit III
Financial Performance and Market Valuation Data for All Public Thrifts
Based on Closing Market Prices as of September 15, 2010

						Total	Tang.	Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	LTM	LTM	Equity/	Equity/	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	ROA	ROE	Assets	Assets	9/15/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

All Public Thrifts (non-MHCs)
Abington Bancorp, Inc.	ABBC	PA	1,268	(0.43)	(2.47)	16.76	16.76	10.44	210.7	NM	NM	100.0	100.0	16.76	1.92
Anchor BanCorp Wisconsin Inc.	ABCW	WI	3,999	(2.71)	(194.40)	0.61	0.51	0.68	14.7	NM	NM	NM	NM	0.38	—
Astoria Financial Corporation	AF	NY	19,670	0.22	3.70	6.24	5.35	12.70	1,243.0	25.9	28.2	101.3	119.3	6.32	4.09
Athens Bancshares Corporation	AFCB	TN	282	0.06	0.45	17.81	17.67	10.95	30.4	NA	NA	60.6	61.1	10.79	1.83
Bank Mutual Corporation	BKMU	WI	3,483	0.16	1.38	11.49	10.10	5.42	247.8	41.7	NM	62.4	72.2	7.12	2.21
BankAtlantic Bancorp, Inc.	BBX	FL	4,656	(3.66)	(112.94)	1.66	1.34	0.93	55.2	NM	NM	65.1	81.1	1.08	—
BankFinancial Corporation	BFIN	IL	1,566	0.01	0.07	16.57	15.16	9.11	191.9	NM	78.2	74.0	82.2	12.25	3.07
BCSB Bancorp, Inc.	BCSB	MD	622	(0.21)	(2.07)	9.79	9.78	10.00	31.2	NM	NM	61.8	61.9	5.10	—
Beacon Federal Bancorp, Inc.	BFED	NY	1,072	0.48	5.08	9.92	9.92	10.59	68.7	12.8	11.0	65.0	65.0	6.44	1.89
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,748	(0.58)	(3.89)	14.00	8.16	18.61	261.2	NM	NM	67.9	124.4	9.51	3.44
BofI Holding, Inc.	BOFI	CA	1,421	1.56	19.98	9.13	9.13	12.52	127.5	5.6	7.3	102.2	102.2	9.01	—
Broadway Financial Corporation	BYFC	CA	552	(1.01)	(16.21)	6.02	6.02	2.62	4.6	NM	NM	26.5	26.5	0.85	—
Brookline Bancorp, Inc.	BRKL	MA	2,659	0.96	5.13	18.59	17.17	9.98	589.2	23.8	25.2	119.7	131.9	22.17	3.41
Cape Bancorp, Inc.	CBNJ	NJ	1,072	(1.54)	(12.49)	12.20	10.27	7.52	100.1	NM	NM	76.5	92.9	9.34	—
Carver Bancorp, Inc.	CARV	NY	804	(0.38)	(4.60)	7.39	7.37	3.07	7.6	NM	NA	18.9	19.0	0.97	3.26
Central Bancorp, Inc.	CEBK	MA	527	0.45	5.54	8.63	8.24	12.25	20.4	10.4	9.0	57.0	60.8	3.95	1.63
Central Federal Corporation	CFBK	OH	275	(5.10)	(58.76)	6.23	6.18	1.00	4.1	NM	NM	40.5	41.1	1.53	—
CFS Bancorp, Inc.	CITZ	IN	1,095	(0.09)	(0.89)	10.30	10.29	4.33	47.0	NM	NM	41.7	41.7	4.29	0.92
Chicopee Bancorp, Inc.	CBNK	MA	557	(0.27)	(1.54)	16.98	16.98	11.15	70.3	NM	NM	74.7	74.7	12.68	—
Citizens Community Bancorp, Inc.	CZWI	WI	576	0.13	1.35	9.78	8.75	3.63	18.6	25.9	10.5	32.9	37.2	3.22	—
Citizens South Banking Corporation	CSBC	NC	1,077	(2.22)	(21.08)	8.95	8.78	5.55	60.2	NM	NM	80.2	82.3	5.76	2.88
CMS Bancorp, Inc.	CMSB	NY	243	(0.11)	(1.19)	8.75	8.75	10.50	19.6	NM	NM	92.2	92.2	8.06	—
Community Financial Corporation	CFFC	VA	552	0.71	7.97	9.02	9.02	4.22	18.4	5.9	5.9	48.9	48.9	3.41	—
Danvers Bancorp, Inc.	DNBK	MA	2,529	0.57	4.95	11.63	10.42	15.53	328.3	23.5	23.2	112.9	127.6	13.12	0.52
Dime Community Bancshares, Inc.	DCOM	NY	4,148	0.90	12.05	7.59	6.33	12.50	431.8	11.7	11.3	137.2	166.7	10.41	4.48
Eagle Bancorp Montana, Inc.	EBMT	MT	326	0.79	7.33	16.10	16.10	9.25	37.8	17.1	17.3	72.0	72.0	11.59	3.03
Elmira Savings Bank, FSB	ESBK	NY	499	0.95	8.67	11.26	8.89	15.75	30.9	9.6	9.8	81.8	124.7	6.42	5.08
ESB Financial Corporation	ESBF	PA	1,948	0.66	7.74	8.89	6.85	12.97	156.1	11.8	10.8	90.0	119.4	8.02	3.08
ESSA Bancorp, Inc.	ESSA	PA	1,067	0.47	2.67	16.55	16.55	11.47	155.1	30.2	33.0	87.8	87.8	14.53	1.74
FFD Financial Corporation	FFDF	OH	206	0.49	5.32	8.86	8.86	14.00	14.2	14.7	14.7	77.4	77.4	6.85	4.86
Fidelity Bancorp, Inc.	FSBI	PA	708	(0.39)	(5.97)	6.82	6.47	5.41	16.5	NM	NM	39.7	42.5	2.35	1.48
First Advantage Bancorp	FABK	TN	345	0.20	1.01	19.72	19.72	10.70	44.6	66.9	33.8	65.9	65.9	12.99	1.87
First Bancshares, Inc.	FBSI	MO	214	(0.40)	(3.72)	11.22	11.16	8.17	12.7	NM	NM	52.8	53.2	5.93	—
First Capital, Inc.	FCAP	IN	458	0.52	5.06	10.45	9.36	14.67	40.9	17.5	17.3	85.6	96.8	8.93	5.18
First Clover Leaf Financial Corp.	FCLF	IL	563	0.19	1.47	13.82	11.83	5.42	42.9	36.1	28.7	55.3	66.0	7.64	4.43
First Community Bank Corporation of America	FCFL	FL	516	(2.89)	(35.98)	7.38	7.38	1.34	7.3	NM	NM	37.3	37.3	1.47	—
First Defiance Financial Corp.	FDEF	OH	2,039	0.22	1.89	11.70	8.82	9.80	79.6	32.7	14.7	39.4	57.8	3.97	—

III-1

Feldman Financial Advisors, Inc.
Exhibit III
Financial Performance and Market Valuation Data for All Public Thrifts
Based on Closing Market Prices as of September 15, 2010

						Total	Tang.	Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	LTM	LTM	Equity/	Equity/	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	ROA	ROE	Assets	Assets	9/15/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

All Public Thrifts (non-MHCs)
First Federal Bancshares of Arkansas, Inc.	FFBH	AR	678	(5.67)	(72.58)	6.55	6.55	1.83	8.9	NM	NM	31.5	31.5	1.34	—
First Federal of Northern Michigan Bancorp, Inc.	FFNM	MI	227	(2.73)	(25.84)	10.35	10.05	2.68	7.7	NM	NM	32.9	34.0	3.41	—
First Financial Holdings, Inc.	FFCH	SC	3,324	(1.07)	(10.98)	9.74	8.69	9.51	157.2	NM	NM	60.7	71.3	4.82	2.10
First Financial Northwest, Inc.	FFNW	WA	1,307	(4.30)	(24.86)	14.30	14.30	4.11	77.3	NM	NM	41.4	41.4	5.92	—
First Franklin Corporation	FFHS	OH	281	(0.82)	(10.82)	7.77	7.77	6.14	10.4	NM	NM	47.4	47.4	3.68	—
First PacTrust Bancorp, Inc.	FPTB	CA	881	(0.08)	(0.71)	10.94	10.94	10.30	43.7	NM	NM	56.6	56.6	5.07	1.94
First Place Financial Corp.	FPFC	OH	3,154	(0.94)	(11.10)	8.04	7.78	3.40	57.7	NM	NM	31.4	33.0	1.87	—
First Savings Financial Group, Inc.	FSFG	IN	501	0.51	4.40	10.68	9.15	13.25	32.0	13.0	9.1	59.7	71.0	6.38	—
Flagstar Bancorp, Inc.	FBC	MI	13,694	(3.65)	(61.20)	7.86	7.86	1.90	291.4	NM	NM	36.0	36.0	2.17	—
Flushing Financial Corporation	FFIC	NY	4,252	0.72	8.30	8.93	8.55	11.20	349.9	11.3	10.3	92.2	96.7	8.23	4.64
GS Financial Corp.	GSLA	LA	274	0.03	0.32	10.36	10.36	10.97	13.7	NM	NM	48.6	48.6	5.04	3.65
Hampden Bancorp, Inc.	HBNK	MA	584	(0.06)	(0.37)	16.23	16.23	9.95	70.1	NM	NM	74.7	74.7	12.13	1.21
Harleysville Savings Financial Corporation	HARL	PA	867	0.59	9.76	6.05	6.05	15.05	55.3	11.1	10.9	105.4	105.4	6.38	5.05
HF Financial Corp.	HFFC	SD	1,253	0.48	6.82	7.54	7.21	10.25	71.2	10.3	8.8	75.4	79.0	5.68	4.39
Hingham Institution for Savings	HIFS	MA	972	0.99	13.93	7.10	7.10	37.50	79.7	8.7	8.7	115.5	115.5	8.20	2.45
HMN Financial, Inc.	HMNF	MN	975	(0.84)	(8.70)	9.21	9.21	4.10	17.7	NM	NA	26.8	26.8	1.86	—
Home Bancorp, Inc.	HBCP	LA	709	0.66	2.91	18.71	18.49	13.24	111.9	28.2	NA	84.6	85.8	15.83	—
Home Federal Bancorp, Inc.	HOME	ID	869	0.71	2.81	23.68	23.68	12.57	209.8	32.2	NM	101.9	101.9	24.13	1.75
HopFed Bancorp, Inc.	HFBC	KY	1,106	0.34	4.27	10.29	10.21	9.39	67.5	14.2	7.1	68.1	68.7	5.99	5.11
Hudson City Bancorp, Inc.	HCBK	NJ	60,933	0.94	10.49	9.10	8.86	12.29	6,472.1	10.8	11.6	116.8	120.2	10.62	4.88
Independence Federal Savings Bank	IFSB	DC	123	(3.13)	(69.78)	4.16	4.16	1.00	1.6	NM	NA	30.3	30.3	1.26	—
Jefferson Bancshares, Inc.	JFBI	TN	631	(3.64)	(31.06)	8.96	NA	3.55	23.6	NM	NA	41.8	NA	3.75	—
Legacy Bancorp, Inc.	LEGC	MA	956	(0.86)	(6.53)	12.43	11.00	8.00	69.5	NM	NM	58.6	67.3	7.28	2.50
Louisiana Bancorp, Inc.	LABC	LA	328	0.74	3.23	20.51	20.51	14.94	62.5	26.7	29.8	93.6	93.6	19.18	—
LSB Financial Corp.	LSBI	IN	379	0.23	2.44	9.11	9.11	9.56	14.9	17.7	17.7	43.1	43.1	3.92	—
Mayflower Bancorp, Inc.	MFLR	MA	254	0.51	6.23	8.28	8.28	9.58	20.0	15.7	NA	95.1	95.1	7.88	2.51
Meta Financial Group, Inc.	CASH	IA	961	0.95	17.01	7.26	6.99	32.05	98.9	10.6	13.5	141.6	147.4	10.28	1.62
MutualFirst Financial, Inc.	MFSF	IN	1,442	0.22	2.43	9.32	8.99	7.00	48.9	35.0	12.5	47.6	50.2	3.47	3.43
NASB Financial, Inc.	NASB	MO	1,416	0.67	6.14	11.68	11.51	13.74	108.1	10.6	20.2	65.4	66.4	7.63	—
New Hampshire Thrift Bancshares, Inc.	NHTB	NH	993	0.78	8.23	9.31	6.58	10.32	59.6	8.8	11.7	72.2	111.4	6.06	5.04
New York Community Bancorp, Inc.	NYB	NY	42,011	1.34	10.54	12.96	7.39	16.73	7,286.7	13.0	14.0	133.8	249.8	17.34	5.98
Newport Bancorp, Inc.	NFSB	RI	450	0.27	2.37	11.20	11.20	12.08	44.0	35.5	32.0	87.2	87.2	9.76	—
North Central Bancshares, Inc.	FFFD	IA	452	0.44	4.16	10.76	10.76	13.27	17.9	12.0	14.4	46.6	46.6	4.06	0.30
Northwest Bancshares, Inc.	NWBI	PA	8,136	0.55	4.11	16.11	14.25	11.47	1,270.6	29.4	24.2	96.9	112.1	15.62	3.49

III-2

Feldman Financial Advisors, Inc.
Exhibit III
Financial Performance and Market Valuation Data for All Public Thrifts
Based on Closing Market Prices as of September 15, 2010

						Total	Tang.	Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	LTM	LTM	Equity/	Equity/	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	ROA	ROE	Assets	Assets	9/15/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

All Public Thrifts (non-MHCs)
OBA Financial Services, Inc.	OBAF	MD	379	NA	NA	21.11	NA	11.02	51.0	NA	NA	63.8	NA	13.47	—
Ocean Shore Holding Co.	OSHC	NJ	799	0.68	5.97	12.49	12.49	11.64	85.1	15.5	15.5	85.2	85.2	10.65	2.06
OceanFirst Financial Corp.	OCFC	NJ	2,220	0.86	9.54	8.78	8.78	12.16	228.9	12.5	11.9	117.5	117.5	10.31	3.95
OmniAmerican Bancorp, Inc.	OABC	TX	1,130	0.12	0.98	17.78	17.78	11.40	135.7	NA	NA	67.6	67.6	12.01	—
Park Bancorp, Inc.	PFED	IL	214	(2.23)	(20.46)	10.15	10.15	4.27	5.1	NM	NM	23.4	23.4	2.38	—
Parkvale Financial Corporation	PVSA	PA	1,842	(0.86)	(10.88)	6.46	4.99	6.30	34.8	NM	5.4	40.0	59.4	1.92	3.17
People’s United Financial, Inc.	PBCT	CT	21,950	0.38	1.55	24.66	18.02	13.14	4,873.5	57.1	40.7	89.3	132.9	22.01	4.72
Provident Financial Holdings, Inc.	PROV	CA	1,399	0.08	0.94	9.13	9.13	5.50	62.7	42.3	NM	49.1	49.1	4.48	0.73
Provident Financial Services, Inc.	PFS	NJ	6,823	0.58	4.45	13.35	8.61	12.25	734.1	17.5	16.3	80.6	131.8	10.76	3.59
Provident New York Bancorp	PBNY	NY	2,964	0.70	4.76	14.48	9.44	8.39	324.0	16.1	19.7	75.5	122.7	10.94	2.86
Pulaski Financial Corp.	PULB	MO	1,388	0.06	0.70	8.22	7.95	6.40	69.2	NM	NM	79.3	83.5	4.86	5.94
PVF Capital Corp.	PVFC	OH	860	0.16	2.21	9.68	9.68	1.84	47.2	16.7	16.9	56.7	56.7	5.49	—
River Valley Bancorp	RIVR	IN	394	0.75	10.21	8.12	8.11	15.00	22.7	8.3	8.6	83.8	84.0	5.82	5.60
Riverview Bancorp, Inc.	RVSB	WA	863	(0.47)	(4.48)	9.98	7.20	1.98	44.5	NM	NM	25.2	36.1	2.51	—
Rome Bancorp, Inc.	ROME	NY	330	1.08	5.98	18.59	18.59	9.10	61.7	16.3	16.9	100.6	100.6	18.71	3.96
Severn Bancorp, Inc.	SVBI	MD	1,002	(0.71)	(6.45)	10.54	10.51	3.86	38.9	NM	NM	49.2	49.4	3.98	—
Superior Bancorp	SUPR	AL	3,358	(2.16)	(32.63)	4.45	4.02	1.30	16.3	NM	NM	11.8	13.2	0.49	—
Teche Holding Company	TSH	LA	765	0.94	9.75	9.74	9.30	30.75	64.2	9.0	8.8	86.3	90.8	8.40	4.62
Territorial Bancorp Inc.	TBNK	HI	1,447	0.60	3.89	15.42	15.42	16.79	205.4	NA	NA	92.1	92.1	14.20	1.67
TF Financial Corporation	THRD	PA	721	0.55	5.54	10.17	9.60	20.56	55.2	13.2	14.3	75.3	80.3	7.66	3.89
Timberland Bancorp, Inc.	TSBK	WA	732	(0.34)	(2.77)	11.70	10.94	3.78	26.6	NM	NM	38.1	41.8	3.72	—
TrustCo Bank Corp NY	TRST	NY	3,829	0.83	12.35	6.66	6.65	5.59	430.4	14.3	15.4	168.4	168.8	11.22	4.69
United Community Financial Corp.	UCFC	OH	2,314	(1.14)	(11.78)	9.19	9.17	1.30	40.2	NM	NM	18.9	18.9	1.74	—
United Financial Bancorp, Inc.	UBNK	MA	1,545	0.55	3.54	14.44	13.98	13.51	220.3	26.5	21.1	99.1	102.9	14.31	2.37
United Western Bancorp, Inc.	UWBK	CO	2,221	(3.49)	(58.22)	5.28	5.28	0.39	11.4	NM	NM	9.7	9.7	0.51	—
Washington Federal, Inc.	WFSL	WA	13,710	0.86	6.50	13.39	11.74	15.06	1,693.9	14.8	36.4	92.3	107.2	12.36	1.33
Wayne Savings Bancshares, Inc.	WAYN	OH	407	0.58	6.38	9.32	8.86	8.15	24.5	10.1	NA	64.5	68.2	6.01	2.94
Westfield Financial, Inc.	WFD	MA	1,235	0.35	1.66	19.40	19.40	7.71	227.1	55.1	56.2	94.1	94.1	18.26	3.11
WSB Holdings, Inc.	WSB	MD	418	(1.43)	(11.82)	12.49	12.49	2.39	18.9	NM	NM	36.2	36.2	4.52	—
WSFS Financial Corporation	WSFS	DE	3,792	0.10	1.28	8.30	7.98	37.01	314.1	NM	56.5	100.3	105.7	7.04	1.30
WVS Financial Corp.	WVFC	PA	355	0.10	1.22	7.84	7.84	11.91	24.5	66.2	49.5	88.2	88.2	6.91	5.37

Average			2,972	(0.28)	(6.27)	11.04	10.24		317.3	15.0	14.5	69.6	77.5	7.74	1.92
Median			967	0.20	1.55	9.95	9.14		56.5	13.1	13.7	67.9	74.7	6.43	1.71
Note: Includes all public thrifts listed on NYSE, AMEX, and NASDAQ National Market.
Source: SNL Financial.

III-3

Feldman Financial Advisors, Inc.
Exhibit IV-1
Pro Forma Assumptions for Second-Stage Conversion Valuation
1.	The total amount of the net offering proceeds from the sale of the 57.9% MHC owned interest to the public was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 0.61%, which assumed that the net proceeds are invested in two-year U.S. Treasury securities, all based on market interest rates prevailing as of June 30, 2010. The effective income tax rate was assumed to be 38.0%, resulting in a net after-tax yield of 0.38%.

3.	It is assumed that 8.0% of the of the shares of common stock sold in the offering will be acquired by the Company’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP purchase. The annual expense is estimated based on a ten-year period. No reinvestment is assumed on proceeds used to fund the ESOP.

4.	Assumed that the stock-based incentive plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

5.	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted, if the plan is approved by stockholders. A number of shares equal to 10% of the shares sold in the offering. We assumed that the options would vest at a rate of 20% per year and that compensation expense would be recognized on a straight-line basis over the 5-year vesting period.

6.	Fixed offering expenses are estimated at $840,000.

7.	Marketing fees for the stock offering are incorporated in the fixed expenses of the offering, as the investment bankers are to be compensated on a fixed fee schedule.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

Feldman Financial Advisors, Inc.
Exhibit IV-2
Pro Forma Second-Stage Stock Offering Range
Eureka Financial Corp.
Historical Financial Data as of June 30, 2010
(Dollars in Thousands, Except Per Share Data)

		Minimum	Midpoint	Maximum	Adj. Max.

Shares issued	100.0%	1,174,461	1,381,719	1,588,976	1,827,323
Exchange ratio		0.9312	1.0955	1.2599	1.4488
Shares exchanged	42.1%	494,461	581,719	668,976	769,323
Shares sold	57.9%	680,000	800,000	920,000	1,058,000
Offering price		$10.00	$10.00	$10.00	$10.00
Gross proceeds		$6,800	$8,000	$9,200	$10,580
Less: estimated expenses		(840)	(840)	(840)	(840)

Net offering proceeds		5,960	7,160	8,360	9,740
Plus: MHC capital addition		225	225	225	225
Less: ESOP purchase		(544)	(640)	(736)	(846)
Less: RSP purchase		(272)	(320)	(368)	(423)

Net investable proceeds		$5,369	$6,425	$7,481	$8,696
Net Income: (LTM period)
LTM ended 6/30/10		$919	$919	$919	$919
Pro forma income on net proceeds		20	24	28	33
Pro forma ESOP adjustment		(34)	(40)	(46)	(52)
Pro forma RSP adustment		(34)	(40)	(46)	(52)
Pro forma option adjustment		(31)	(37)	(42)	(49)

Pro forma net income		$840	$826	$813	$799

Pro forma earnings per share		$0.75	$0.62	$0.53	$0.46
Core Earnings: (LTM period)
LTM ended 6/30/10		$919	$919	$919	$919
Pro forma income on net proceeds		20	24	28	33
Pro forma ESOP adjustment		(34)	(40)	(46)	(52)
Pro forma RSP adustment		(34)	(40)	(46)	(52)
Pro forma option adjustment		(31)	(37)	(42)	(49)

Pro forma core earnings		$840	$826	$813	$799

Pro forma core earnings per share		$0.75	$0.62	$0.53	$0.46
Total Equity		$14,043	$14,043	$14,043	$14,043
Net offering proceeds		5,960	7,160	8,360	9,740
Plus: MHC capital addition		225	225	225	225
Less: ESOP purchase		(544)	(640)	(736)	(846)
Less: RSP purchase		(272)	(320)	(368)	(423)

Pro forma total equity		$19,412	$20,468	$21,524	$22,738

Pro forma book value		$16.53	$14.81	$13.55	$12.44
Tangible Equity		$14,043	$14,043	$14,043	$14,043
Net offering proceeds		5,960	7,160	8,360	9,740
Plus: MHC capital addition		225	225	225	225
Less: ESOP purchase		(544)	(640)	(736)	(846)
Less: RSP purchase		(272)	(320)	(368)	(423)

Pro forma tangible equity		$19,412	$20,468	$21,524	$22,738

Pro forma tangible book value		$16.53	$14.81	$13.55	$12.44
Total Assets		$124,828	$124,828	$124,828	$124,828
Net offering proceeds		5,960	7,160	8,360	9,740
Plus: MHC capital addition		225	225	225	225
Less: ESOP purchase		(544)	(640)	(736)	(846)
Less: RSP purchase		(272)	(320)	(368)	(423)

Pro forma total assets		$130,197	$131,253	$132,309	$133,523
Pro Forma Ratios:
Price / EPS — 6/30/10 LTM		13.3	16.1	18.9	21.7
Price / EPS — 6/30/10 Core		13.3	16.1	18.9	21.7
Price / Book Value		60.5%	67.5%	73.8%	80.4%
Price / Tangible Book Value		60.5%	67.5%	73.8%	80.4%
Price / Total Assets		9.02%	10.53%	12.01%	13.69%
Equity / Assets		14.91%	15.59%	16.27%	17.03%
Tangible Equity / Assets		14.91%	15.59%	16.27%	17.03%

Feldman Financial Advisors, Inc.
Exhibit IV-3
Pro Forma Fully Converted Analysis at Midpoint
Eureka Financial Corp.
Historical Financial Data as of June 30, 2010

Valuation Parameters	Symbol	Data
Net income — LTM as tax-effected	Y	$919,000
Core earnings — LTM as tax-effected	Y	919,000
Net worth	B	14,043,000
Tangible net worth	B	14,043,000
Total assets	A	124,828,000
Expenses in conversion	X	840,000
Other proceeds not reinvested	O	960,000
ESOP purchase	E	640,000
ESOP expense (pre-tax)	F	64,516
RSP purchase	M	320,000
RSP expense (pre-tax)	N	64,516
Stock option expense (pre-tax)	Q	37,000
Option expense tax-deductible	D	0.00%
Re-investment rate (after-tax)	R	0.38%
Tax rate	T	38.00%
Shares for EPS	S	95.83%

Pro Forma Valuation Ratios at Midpoint Value
Price / EPS — LTM	P/E	16.13	x
Price / Core EPS — LTM	P/E	16.13	x
Price / Book Value	P/B	67.52%
Price / Tangible Book	P/TB	67.52%
Price / Assets	P/A	10.53%

Pro Forma Calculation at Midpoint Value (1)					Based on

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$13,817,190	[Earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))	=	$13,817,190	[Core earings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M)	=	$13,817,190	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M)	=	$13,817,190	[Tangible book]
		1 - P/TB

V	=	P/A * (B - X - E - M)	=	$13,817,190	[Total assets]
		1 - P/A
Pro Forma Valuation Range

Minimum =	$13,817,190	x	0.85	=	$11,744,610
Midpoint =	$13,817,190	x	1.00	=	$13,817,190
Maximum =	$13,817,190	x	1.15	=	$15,889,770
Adj. Max.	$15,889,770	x	1.15	=	$18,273,233

Feldman Financial Advisors, Inc.
Exhibit IV-4
Comparative Valuation Ratio Differential
Pro Forma Stock Offering Valuation
Computed from Market Price Data as of September 15, 2010

		Eureka	Comparative
Valuation		Financial	Group		All Public
Ratio	Symbol	Corp.	Average	Median	Average	Median

Price / EPS	P/E (X)		20.1	13.9	15.0	13.1

Minimum		13.3	-33.8%	-3.8%	-11.0%	1.9%
Midpoint		16.1	-19.9%	16.3%	7.7%	23.3%
Maximum		18.9	-6.3%	36.1%	26.0%	44.2%
Adj. Maximum		21.7	7.9%	56.8%	45.2%	66.1%

Price / Core EPS	P/E (X)		18.5	14.7	14.5	13.7

Minimum		13.3	-28.1%	-9.5%	-8.3%	-2.8%
Midpoint		16.1	-13.0%	9.4%	10.9%	17.6%
Maximum		18.9	1.8%	28.0%	29.7%	37.5%
Adj. Maximum		21.7	17.3%	47.5%	49.5%	58.4%

Price / Book Value	P/B (%)		78.6	82.8	69.6	67.9

Minimum		60.5	-23.0%	-26.9%	-13.1%	-10.9%
Midpoint		67.5	-14.1%	-18.4%	-3.0%	-0.6%
Maximum		73.8	-6.1%	-10.8%	6.1%	8.7%
Adj. Maximum		80.4	2.3%	-2.9%	15.5%	18.4%

Price / Tangible Book	P/TB (%)		85.9	85.6	77.5	74.7

Minimum		60.5	-29.6%	-29.3%	-22.0%	-19.0%
Midpoint		67.5	-21.4%	-21.1%	-12.9%	-9.6%
Maximum		73.8	-14.1%	-13.8%	-4.8%	-1.2%
Adj. Maximum		80.4	-6.4%	-6.1%	3.7%	7.6%

Price / Total Assets	P/A (%)		8.0	6.6	7.7	6.4

Minimum		9.0	13.1%	36.0%	16.6%	40.3%
Midpoint		10.5	32.0%	58.7%	36.1%	63.7%
Maximum		12.0	50.6%	81.0%	55.2%	86.8%
Adj. Maximum		13.7	71.6%	106.3%	76.9%	112.8%

IV-4